UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMVISION THERAPEUTICS INC.
(Name of small business issuer in its charter)

NEVADA	2834	Not Applicable
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Feodor-Lynen Strasse 5, Hanover, Germany
Tel: 011 49 511 53 88 96-76
Fax: 011 49 511 53 88 96-66
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Dr. Martin Steiner, President
Feodor-Lynen Strasse 5, Hanover, Germany
Tel: 011 49 511 53 88 96-76
Fax: 011 49 511 53 88 96-66
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael H. Taylor, Esq., Lang Michener LLP
Suite 2500, 181 Bay Street
Toronto, Ontario M5J 2T7
Tel: 604-691-7410
Fax: 604-893-2669

Approximate date of commencement of proposed sale to the public: From time to time after this Registration
Statement is declared effective. If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration
statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the
following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (4)	Proposed Maximum Offering Price Per Share (5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share (1)	10,000,000 shares	$0.75 per share	$7,500,000	$802.50
Shares of Common Stock, par value $0.001 per share (2)	10,500,000 shares	$0.75 per share	$7,875,000	$842.63
Shares of Common Stock, par value $0.001 per share (3)	3,925,000 shares	$0.75 per share	$2,943,750	$314.99

(1)	Represents 10,000,000 shares of common stock offered to be offered by the Registrant at a price of $0.75 per share.
(2)	Represents 10,500,000 issued and outstanding shares of common stock to be sold by the selling shareholders named herein.
(3)	Represents 3,925,000 shares to be sold by one of the selling shareholders named herein that are issuable upon exercise of certain options held by the selling shareholder.
(4)

In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(5)	Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED <>, 2006

PROSPECTUS

IMVISION THERAPEUTICS INC.

INITIAL PUBLIC OFFERING OF 10,000,000 SHARES OF COMMON STOCK

SHAREHOLDER OFFERING OF 14,425,000 SHARES OF COMMON STOCK

Company Offering

We are offering up to 10,000,000 shares of our common stock at a price of $0.75 per share (the “Company Offering”). Our directors and officers will be selling the shares of our common stock that we are offering. We do not presently have any agreement with any underwriter. We are offering the shares on a self-underwritten basis without any minimum or maximum purchase requirements. There are no arrangements to place the funds received from sales of the shares in an escrow, trust or similar arrangement.

	Price to Public	Net Proceeds to Company (3)
Per Share	$0.75	$0.75
Total Offering(1)(2)	$7,500,000	$7,500,000

(1)	There is no minimum amount of shares to be sold or proceeds to be raised in the Company Offering.

(2)	Assumes that all shares offered in the Company Offering are sold.

(3)	We will not pay any commissions or fees to our directors and officers in respect of sales of shares pursuant to the Company Offering.

Shareholder Offering

In addition, this prospectus relates to the resale of up to 14,425,000 shares of our common stock that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus (the “Shareholder Offering”). These shares include 10,500,000 shares that were issued in private placement transactions that completed in June 2006 and August 2006 and 3,925,000 shares issuable upon exercise of options held by one of the selling shareholders. These transactions are described in this prospectus under “Selling Shareholders”.

The selling shareholders are required to sell our shares at $0.75 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices, prices related to such prevailing market prices or privately negotiated prices. We will not receive any proceeds from the Shareholder Offering. We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered by the selling shareholders (other than selling commissions). For additional information on the methods of sale, see “Plan of Distribution”.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the trading of our

i

common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The purchase of the securities offered by this Prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 7 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is: <>, 2006

TABLE OF CONTENTS

PAGE

SUMMARY	1

RISK FACTORS	7

We currently have no product revenues and will need to raise additional capital to operate our business.	7
We are currently not profitable and may never become profitable	7
We have a limited operating history upon which to base an investment decision	8
If we do not obtain the necessary U.S., European or worldwide regulatory approvals to commercialize our product candidates, we will not be able to market and sell our product candidates	8
Some of our product candidates are just entering clinical trials, which are very expensive, time-consuming and difficult to design. We cannot predict with any certainty that we will ever receive regulatory approval to sell our product candidates.	9
Because we are dependent on clinical research institutions and other contractors for clinical testing and for research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control	10
Our intention to rely exclusively on third parties to formulate and manufacture our product candidates exposes us to a number of risks that may delay the development, regulatory approval and commercialization of our products or result in higher product costs.	10
We have no experience selling, marketing or distributing products and no internal capability to do so	11
If physicians, patients, third-party payers and the medical community do not accept and use our drugs, our ability to generate revenues from sales of our products will be materially impaired.	11
Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.	11
We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits	12
If we cannot compete successfully for market share against other drug companies or if competitors develop safer and more effective products than our product candidates, we may not achieve sufficient product revenues and our business will suffer.	12
If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.	13
If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation	13
Our license agreements relating to our product candidates may be terminated in the event we commit a material breach, the result of which would significantly harm our business prospects.	14
If we are unable to successfully manage our growth, our business may be harmed.	14
We rely on key executive officers and their experience and knowledge of our business would be difficult to replace in the event any of them left our company.	14

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed	15
We are incurring a significant portion of our operation expenses in Europe and we are therefore subject to currency risks	15
Purchasers of shares of common stock offered in this offering will suffer an immediate dilution due to this offering.	15
We have not paid any dividends and do not foresee paying dividends in the future.	15
Certain of the Company’s shareholders will be able to exert significant control over the Company after the Offering, and their interests may differ from those of the Company’s other shareholders	15
We may issue additional Shares in the future and these and other significant sales may reduce the market price of our shares	16
There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares	16
Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.	16

FORWARD-LOOKING STATEMENTS	16

USE OF PROCEEDS	17

DETERMINATION OF OFFERING PRICE	19

DILUTION	19

SUMMARY

As used in this prospectus: (i) unless the context otherwise requires, “we”, “us”, “our”, the “Company” or “ImVisioN Therapeutics” refers to ImVisioN Therapeutics Inc. and its subsidiaries; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to US dollars, unless otherwise indicated.

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision relating to the purchase of our shares of common stock.

Our Business

We are focused on the development of novel immunotherapeutics based on our proprietary Modular-Antigen-Transporter (MAT) technology platform to treat allergic diseases. Immunotherapeutics are drugs that stimulate the body’s immune system in a way that strengthens the body’s immune system.

Our lead product is IVN201, which is a MAT molecule that we have targeted for the treatment of allergic reactions to cat dander. We are also investigating product candidates that are MAT molecules for the treatment of allergic reactions to birch pollen and dust mites. These candidates are referred to by us as Birch-MAT and Mite-MAT, respectively. Our product candidates are all presently in the preclinical phase of development. We are seeking to raise financing in order commence clinical testing of our IVN201 product candidate and to continue the preclinical research of our other MAT product candidates.

Our product candidates are proprietary MAT protein molecules that are made up of three functionally different modules:

  A translocation module which enables the MAT molecule to pass through the cell membrane and to get into antigen-presenting cells (APC) that are an essential component of the human immune system. These cells are the critical cells of the immune response responsible for processing of allergy causing molecules, known as allergens, and for the stimulation of a specific immune response to such allergen;

  A targeting module, which directs the processing of the MAT molecule within the antigen- presenting cell and which improves the presentation of the allergen and its components to the immune system thereby inducing an efficient protective immune response; and

  A module containing the allergen to which the patient is allergic which determines the specificity of the induced immune response.

Our concept for immunotherapy employs the novel approach of administration of the MAT molecules into the lymph nodes of the human body in order to increase the presentation of allergens to the immune system and initiate a highly efficient immune response. Our objective is to establish that a combination of these elements in one MAT molecule combined with intralymphatic administration will enable an effective and specific therapy of a variety of allergic diseases based on an increased antigen presentation to the immune system.

Our MAT technology is the subject of patent applications that we have filed in Europe and in the United States. We have not received any patent grants to date. We have obtained an exclusive license to patents claiming the intralymphatic administration of allergens. Our obligations under this license agreement require us to make milestone and royalty payments to the patent owner.

We have not completed the development of any of our products to date. We must complete preclinical testing and clinical trials of our product candidates in order to establish that our product candidates are effective and safe. Our plans for product development for the next twelve months include:

  Phase I/IIa clinical testing of our IVN201 product candidate in order to demonstrate proof-of- concept;

  additional preclinical testing of our Birch-MAT product candidate; and

  additional preclinical testing of our Mite-MAT product candidate.

Substantial additional clinical trials of our products will be required before we are able to establish that any of our product candidates are effective and safe. This additional development work will require that we obtain additional financing beyond the financing that is the subject of this prospectus.

We must complete preclinical testing and clinical trials of our product candidates in order to establish that our product candidates are effective and safe. We are subject to government regulation by the United States Food and Drug Administration (the “FDA”), the European Agency for the Evaluation of Medicinal Products (“the EMEA”) and other national regulatory authorities at each stage of the research and development of our product candidates. In the event that our preclinical testing and clinical trials are successful, we will not be able to market any of our products for sale until such time as we have received approval from the FDA, EMEA and other national regulatory authorities. Due to this research and development phase, we do not anticipate achieving revenues from sales of our MAT products during the next two years. Further, there is no assurance that we will complete successfully complete development and commercialization of our MAT products.

Our History

We were incorporated on June 15, 2006 as ImVisioN Therapeutics Inc. under the laws of the state of Nevada.

We conduct our business operations through our German subsidiary, ImVisioN GmbH. ImVisioN GmbH was formed as a limited liability company under the laws of Germany on January 28, 2005. We acquired all of the outstanding capital of ImVisioN GmbH on June 30, 2006 from Nextech Venture LP, our principal shareholder.

Our principal executive offices and the offices of ImVisioN GmbH are located at Feodor-Lynen Strasse 5, 30625 Hanover, Germany. Our telephone number is 011 49 511 53 88 96-76.

The Offering

Issuer:	ImVisioN Therapeutics Inc.
Company Offering:	We are offering for sale up to 10,000,000 shares of our common stock at a price of $0.75 per share.
Company Offering Price	$0.75 per share.
Terms of Company Offering	The shares that we are offering will be sold by our directors and officers to whom no commissions or fees will be paid.

Shareholder Offering:

In addition to the shares that we are offering, the selling shareholders identified in this prospectus under “Selling Shareholders” are offering up to 14,425,000 shares of our common stock. These shares are comprised of (i) 10,500,000 issued and outstanding shares of our common stock that are held by certain of the selling shareholders, including 4,600,000 shares held by Nextech Venture, our principal shareholder, and (ii) 3,925,000 shares of our common stock issuable to DeBondo Capital Limited upon exercise of options held by DeBondo Capital. Details of the options held by DeBondo Capital are provided in the “Selling Shareholders” and “Organization Since Incorporation”.

Shareholder Offering Price:

The selling shareholders will sell their shares of our common stock at a price of $0.75 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market. Thereafter, sales will be made at prevailing market prices, prices related to prevailing market prices or privately negotiated prices.

Terms of the Shareholder Offering:

The selling shareholders will determine when and how they will sell the common stock offered by this prospectus. We will cover substantially all of the expenses associated with this offering which we estimate to be approximately $100,000. See “Plan of Distribution”.

Termination of the Offering:

The offering will conclude when all shares of common stock offered hereby have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Use of Proceeds:

We will use the proceeds that we receive from sales of shares in the Company Offering in order to fund clinical trials of our MAT molecules and for working capital. We will not receive any proceeds from sale of shares by the selling shareholders pursuant to the Shareholder Offering. We will incur all of the costs associated with the filing of the registration statement of which this prospectus forms a part. No portion of this expense will be borne by the selling shareholders.

No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:

There were 35,975,000 shares of our common stock issued and outstanding as at August 24, 2006. If all shares that are offered by us in the Company Offering are sold, then we will have 45,975,000 shares of our common stock issued and outstanding, assuming none of the DeBondo Capital options are exercised.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our shares of common stock.

GLOSSARY

We use a number of scientific and technical terms in this prospectus. A brief definition or explanation of each of these terms is provided in the prospectus when it is first used. This glossary is presented as a reference to assist you in reviewing our prospectus:

Term	Definition
Allergens	Naturally occurring protein molecules that trigger an allergic reaction
Allergic reaction

An allergic reaction is the exaggerated immune response of a body to a harmless allergen. Symptoms of allergic reactions include allergic rhinitis, allergic asthma, allergic conjunctivitis, dermatitis, urticaria and gastroenteritis.

Allergology	The medical discipline of the study and treatment of allergic diseases
Antibody

An antibody is a large Y-shaped protein used by the immune system to identify and neutralized foreign objects like bacteria and viruses. Each antibody recognizes a specific antigen unique to its target

APC	A cell known as an antigen presenting cell, which is an essential component of the immune system
Bet v 1	The primary allergen molecule present in birch pollen
BLA	Biological License Application filed with the FDA for marketing authorization of a biological pharmaceutical product.
BMBF	German Ministry for Education and Research
CMO	A contract manufacturing organization is an organization that manufactures pharmaceutical products according to GMP guideline for third parties.
CRO	A clinical research organization
Efficacy	The characteristic of being effective in achieving a targeted result
EMEA	European Agency for the Evaluation of Medicinal Products
Ex-vivo test	Studies with materials obtained from animals or humans performed outside of the living body of an animal or human
Fel d1	The major allergen in cat dander
FDA	United States Food and Drug Administration
GMP	Good Manufacturing Practice, a term used to denote guidelines to ensure high quality in manufacturing, packaging, labelling, storage, installation and handling of pharmaceutical products
IgE antibody	An antibody known as Immunoglobulin type E
IgG antibody	An antibody known as Immunoglobulin type G
Immunogenicity	The ability of a particular substance to induce an immune response
Immunotherapeutics	Drugs that stimulate the immune system in a way that strengthens the body’s immune defence

Immunotherapy	A treatment that stimulates the immune system in a way that strengthens the body’s immune defence
Intralymphatic Administration	Administration of a substance directly into a patient’s lymph nodes by injection
In-vivro test	Studies performed on living animals or humans.
IVN201 (Cat-MAT)	Our lead product candidate to treat cat dander allergy
MAT molecule	A protein molecule that has been designed and constructed in order to contain our patented modular antigen transporter (MAT) technology
PEI	Paul Ehrlich Institute, the German government authority responsible for the regulation of the research, development and marketing of bio- pharmaceutical drugs and vaccines in Germany
Phase I/II clinical trial

A drug candidate is studied in a limited number of subjects. These studies are undertaken to identify possible adverse effects and safety risks, and to determine the preliminary or potential efficacy of the product as well as dosage tolerance and optimal effective dose.

Phase III clinical trial	These studies are undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population, ranging from 100 to several thousand.
Product candidate	A pharmaceutical compound in development
Recombinant Protein	A protein molecule that has been synthesized by genetic engineering in order to have the same molecular structure and properties as a naturally occurring protein molecule
Specific Immunotherapy	The treatment of allergic reactions by repeated injection of an allergen in order to achieve a desired immune system response to the allergen
Th1 Cell

Th1 cells enhance cell-mediated immune response and inhibit both Th2 subset cell activity and the body’s antibody immune response. Th1 is inflammatory, provides help to B-cells in IgG production and activates macrophages

Th2 Cell

Th2 cells are a subset of T cells that inhibit cell-mediated immune response and enhance the body’s antibody immune response. Th2 cells produce cytokines which provide help to B-cells in IgE production

Toxicology

The study of adverse effects of a substance on living organisms. Studies of a drugs toxicity include which organs are targeted by the drug, as well as if there are any long-term carcinogenic effects or effects on mammalian reproduction

SUMMARY OF FINANCIAL DATA

The summarized financial data presented below is derived from and should be read in conjunction with:

  our audited financial statements for the period from inception (January 28, 2005) to December 31, 2005, including the notes to those financial statements; and

  our unaudited consolidated interim financial statements as at and for the six months ended June 30, 2006 and for the period from inception (January 28, 2005) to June 30, 2006.

These financial statements are included elsewhere in this prospectus. The following summarized consolidated financial data should also be read in conjunction with the section of this prospectus entitled “Plan of Operations”

Effective June 30, 2006, we acquired all of the outstanding capital of ImVisioN GmbH by issuing 20,400,000 shares of our common stock. Notwithstanding its legal form, our acquisition of ImVisioN GmbH has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholder of ImVisioN GmbH owning the majority of our issued and outstanding shares. Because we were a newly incorporated company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by ImVisioN GmbH accompanied by a recapitalization. Under the rules governing reverse acquisition accounting, our results of operations will be included in our consolidated financial statements effective June 30, 2006. Our date of inception is the date of inception of ImVisioN GmbH, being January 28, 2005, and our financial statements are presented with reference to the date of inception of ImVisioN GmbH. Financial information relating to periods prior to June 30, 2006 is that of ImVisioN GmbH.

BALANCE SHEET DATA

	As at	As at
	June 30,	December
	2006	31, 2005
	(Unaudited)	(Audited)
Cash	$871,012	$106,621
Working Capital	$706,596	($32,173)
Total Assets	$909,508	$193,768
Total Liabilities	$202,912	$225,941
Total Stockholders’ Equity (Deficiency)	$706,596	($32,173)

STATEMENT OF OPERATIONS DATA

			Cumulative from
		Year Ended	inception
	Six months ended	December 31,	(January 28, 2005
	June 30, 2006	2005	to June 30, 2006
	(Unaudited)	(Audited)	(Unaudited)
Revenue	$Nil	$Nil	$Nil
General and Administrative Expenses	$1,433,032	$1,983,547	$3,416,579
Loss for the Period	$1,433,032	$1,983,547	$3,416,579

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our shares of common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until we receive complete clinical testing of our product candidates and approval for our product candidates from the FDA, EMEA and other regulatory authorities, we will not be able to sell our MAT therapeutic drugs and we will not have product revenues. We believe our existing capital resources will be adequate to satisfy our capital needs for only the next five months if we are not able to complete any sales under the Offering. Because of the significant time and resources it will take to develop our product candidates, potentially commercialize them and generate revenues, we will require substantial additional capital resources in order to continue our operations, and any such funding may not cover our costs of operations. In the event we change our development plans or clinical programs, we may need greater amounts of capital than we currently anticipate.

There is no assurance that we will be able to raise the additional required financing, either on favorable terms or even at all. If we are unable to raise additional funds in the future on acceptable terms, or at all, we may be forced to curtail our desired development activities. In addition, we could be forced to delay or discontinue product research and development, reduce or forego sales and marketing efforts and forego business opportunities. Any additional sources of financing will likely involve the sale of our equity securities, which will have a dilutive effect on our stockholders. If at any time sufficient capital is not available, we may be required to delay, reduce the scope of, or eliminate some or all of our research, preclinical or clinical programs or discontinue our operations.

We are currently not profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. From the date of our inception in January 2005 through June 30, 2006, we have an accumulated deficit of $3,416,579. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable.

Our current “burn rate” – i.e., the amount of cash we spend to fund our operations – is approximately $350,000 per month. We expect our burn rate to increase substantially in the foreseeable future as we:

  continue to undertake preclinical development and clinical trials for our current and any new product candidates;

  seek regulatory approvals for our product candidates;

  seek to acquire additional intellectual property rights to technologies to develop; and

  hire additional personnel.

We expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could result in the failure of our business.

We have a limited operating history upon which to base an investment decision.

Our operating subsidiary, ImVisioN GmbH, was founded in January 2005. We only have one product candidate. To date, we have not demonstrated an ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

  formulating and manufacturing products;

  undertaking clinical trials;

  participating in regulatory approval processes; and

  conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technologies and undertaking, through third parties, preclinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

If we do not obtain the necessary U.S., European or worldwide regulatory approvals to commercialize our product candidates, we will not be able to market and sell our product candidates.

We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval for any of our product candidates, we must submit to the FDA a Biological License Application, or BLA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA or equivalent regulatory authorities consider safe for humans and effective for their indicated uses. After clinical trials are completed, the FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

  delay commercialization of, and our ability to derive product revenues from our product candidates;

  impose costly procedures on us; and

  diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our BLAs. We cannot be sure that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our number of saleable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize any of our product candidates for sale outside the United States.

Some of our product candidates are just entering clinical trials, which are very expensive, time-consuming and difficult to design. We cannot predict with any certainty that we will ever receive regulatory approval to sell our product candidates.

All of our product candidates are in early stages of development and require extensive preclinical and clinical testing. We plan to undertake a phase I/II human clinical trial of IVN201, our lead product candidate, in the next twelve months.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take several years to complete. Further, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

  delays in obtaining ethical committee and other regulatory approvals to commence clinical trials;

  slower than expected rates of patient recruitment;

  unforeseen safety issues;

  uncertain diagnostic and dosing issues;

  lack of effectiveness during clinical trials;

  inability to monitor patients adequately during or after treatment; and

  inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols.

In addition, we, the FDA or equivalent regulatory authorities in foreign jurisdictions may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA or equivalent regulatory authorities in foreign jurisdictions find deficiencies in our IND submissions or the conduct of these trials. Accordingly, we cannot predict with any certainty when or if we will ever be in a position to submit a BLA for any of our product candidates, or whether any such BLA would ever be approved.

If the results of our clinical trials do not support our product candidate claims, the completion of development of such product candidates may be significantly delayed or we may be forced to abandon development altogether, which will significantly impair our ability to generate product revenues.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for their indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our BLAs with the FDA or equivalent regulatory authorities in foreign jurisdictions and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these early clinical trials may not be indicative of future results.

Regulators may also grant marketing approval for a product but may require us to conduct additional testing on a substantial number of new patients. The costs of such testing would negatively affect our cash flow, would take time to complete, and would divert our management and other resources, and they might not be timely completed, which could lead to revocation or restriction of any granted marketing right.

Because we are dependent on clinical research institutions and other contractors for clinical testing and for research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our preclinical and clinical trials under agreements with us. For example, our planned initial clinical trials for IVN201 are planned to be controlled and monitored by an external clinical research organization (CRO) and conducted at several clinical study sites in Switzerland and Germany. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Our intention to rely exclusively on third parties to formulate and manufacture our product candidates exposes us to a number of risks that may delay the development, regulatory approval and commercialization of our products or result in higher product costs.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We intend to contract with a contract manufacturing organization (CMO) to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on one or a limited number of third-party manufacturers will expose us to the following risks:

  We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA or equivalent regulatory authorities in foreign jurisdictions must approve any replacement contractor. This approval would require new testing and compliance inspections.
  In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for production of our products after receipt of FDA or equivalent regulatory authority approval, if any.

  Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

  Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

  Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding or equivalent state and foreign agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards, but we will be ultimately responsible for any of their failures.

  If any third-party manufacturer makes improvements in the manufacturing process for our products, we may have to share the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or equivalent foreign regulatory authority or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. While we intend to have a role in the commercialization of our products, we do not anticipate having the resources in the foreseeable future to globally develop sales and marketing capabilities for all of our proposed products. Our future success depends, in part, on our ability to enter into and maintain collaborative relationships with other companies having sales, marketing and distribution capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, as well as the terms of our agreements with such third parties, which cannot be predicted at this early stage of our development. There can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

If physicians, patients, third-party payers and the medical community do not accept and use our drugs, our ability to generate revenues from sales of our products will be materially impaired.

Even if the FDA approves our product candidates, physicians, patients, third-party payers and the medical community may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

  the prevalence of the disease targeted by the product;

  perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

  relative convenience and ease of use of the product;

  pharmacological benefit and cost-effectiveness of our product relative to competing products;

  availability of reimbursement for our products from government or other healthcare payers;

  effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any; and

  the price at which we sell our products.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

  government and health administration authorities;

  private health maintenance organizations and health insurers; and

  other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Under recently-proposed legislation, the cost of our product candidates, even if approved for commercial use, may not be reimbursable under Medicare. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA or equivalent foreign authority, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. We currently do not carry product liability insurance and there is no assurance that we will be able to obtain this insurance if our drug candidates are ultimately approved for commercial sale.

If we cannot compete successfully for market share against other drug companies or if competitors develop safer and more effective products than our product candidates, we may not achieve sufficient product revenues and our business will suffer.

The market for drugs to treat allergic diseases is characterized by intense competition and rapid technological advances. If our product candidates receive FDA and/or equivalent foreign regulatory approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. In particular, assuming we obtain approval for our products, we will compete with existing allergy immunotherapies currently being sold by ALK-Abello, Stallergenes, Allergopharma, Allergy Therapeutics, Greer and Hollister Stier. These or other future competing products and product candidates may provide greater clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated biopharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Alternative technologies are being developed to treat allergies, several of which are in advanced clinical trials. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial and scientific resources than we do, as well as significantly greater experience in:

  developing drugs;

  undertaking preclinical testing and human clinical trials;

  obtaining FDA and other regulatory approvals of drugs;

  formulating and manufacturing drugs; and

  launching, marketing and selling drugs.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We are not aware of any third party infringing on any of our intellectual property rights.

To date, through our license agreement with MannKind Corporation of Valencia, California, USA, we hold certain exclusive patent rights, including rights under U.S. patents and EU patent applications. We will also seek to obtain additional licenses to patented technology that we believe is required to commercialize our products, technologies and methods. We also have patent applications pending in several foreign jurisdictions. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

  the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

  if and when patents will issue;

  if the Company’s issued patents will be valid or enforceable;

  whether or not others will obtain patents claiming aspects similar to those covered by our licensed patents and patent applications; or

  whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Even issued patents may later be found unenforceable, or be restricted or invalidated in proceedings instituted by third parties before various patent offices and courts. Changes in either the patent laws or in the interpretation of patent laws in the United States and other countries may diminish the value of our intellectual property. We are therefore unable to predict the scope of any patent claims in our or in third-party patents that may be issued or may be enforceable.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants and advisors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, knowhow and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

To date, we have not received any threats, claims or other notices from third parties alleging that our products or methods infringe their rights. Since it usually takes many years for a patent application to issue, there may be currently pending applications unknown to us, which may later result in patents that our product candidates or proprietary technologies may infringe. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, however, we could incur substantial costs and we may have to:

  obtain licenses, which may not be available on commercially reasonable terms, if at all;

  redesign our products or processes to avoid infringement;

  stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of our product candidates;

  pay damages; or

  defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

There can be no assurance that no third-party patents exist, that contain claims covering our products, technologies or methods, or that applications for such claims have not been submitted or may not be submitted or lead to issuance. Because of the number of patents issued and patent applications filed in our field of operations, there is a risk that third parties may allege they have patent rights encompassing our products, technologies or methods. Furthermore, no assurance can be given that such third party patents do not exist, have not been filed, could not be filed or issued, or could not exist under common law.

Our license agreements relating to our product candidates may be terminated in the event we commit a material breach, the result of which would significantly harm our business prospects.

Our license agreement with MannKind Corporation relating to the intralymphatic injection of allergen immunotherapeutics is subject to termination by MannKind Corporation in the event we materially breach the licensing agreement. We will breach the license agreement if we fail to meet certain performance targets that are specified in the license agreement. The agreement also provides that it may be terminated if we become involved in a bankruptcy, insolvency or similar proceeding. In the event our MannKind Corporation license agreement or any future license agreements are terminated, we will lose all of our rights to develop and commercialize the applicable product candidate covered by such license, which would significantly harm our business and future prospects.

If we are unable to successfully manage our growth, our business may be harmed.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we expect that in the next 12 months we will hire an additional 3 employees, consisting of 1 person in an administrative function and 2 employees focused on research and development. We expect that the total cost of these additional employees will approximate $360,000 per year. We plan to expand our facilities and plan to open an office in the United States. We believe our current facilities in Germany are sufficient for the planned increase in headcount, but additional employees may place a strain on our management by having to address additional administrative needs. If we are unable to manage our growth effectively, our ability to manage the business may be harmed.

We rely on key executive officers and their experience and knowledge of our business would be difficult to replace in the event any of them left our company.

We are highly dependent on Dr. Martin Steiner, our president and chief executive officer, and Prof. Dr. Horst Rose, our chief operating officer, for the management of our business and the development of our MAT technology. Dr. Steiner’s and Prof. Dr. Rose’s employment with us are governed by written employment agreements. Dr. Steiner and Prof. Dr. Rose may terminate their employment with us at any time, however, subject to a (six months) termination period and certain non-compete and non-solicitation covenants. We are not aware that Dr. Steiner or Prof. Dr. Rose have any plans to leave their positions with us. We do not have “key person” life insurance policies for any of our officers and key employees. The loss of the technical knowledge and management and industry expertise that would result in the event that either Dr. Steiner or Prof. Dr. Rose left us could result in delays in the development of our product candidates and diversion of management resources.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. In particular, over the next 12 months we plan to hire 3 additional employees, consisting of 1 employee in an administrative function and 2 employees focused on research and development. We expect that the hiring of such additional personnel will increase our annual expenditures by approximately $360,000. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We are incurring a significant portion of our operation expenses in Europe and we are therefore subject to currency risks

Our consolidated financial statements are reported in United States Dollars. Our main operations are currently based in Europe and the majority of the operating expenses are incurred in EURO, while investments into the Company will be in United States Dollars. Therefore, our expenses and any future investments or income may be vulnerable to fluctuations in exchange rates. We currently do not enter into foreign exchange contracts to cover our exposure to exchange rate fluctuations. Any failure to adequately manage foreign exchange risk may adversely affect our business.

Risks Relating to Our Common Stock

Purchasers of shares of common stock offered in this offering will suffer an immediate dilution due to this offering.

Purchasers of the shares of common stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the shares of common stock from the offering price. “Dilution” per share to new investors in this offering represents the difference between the amount per share paid by new investors for a share of our common stock and the as-adjusted, net tangible book value per common share immediately following our offering. Set forth under the heading “Dilution” in this prospectus, we have provided information to new investors, assuming the successful sale of the maximum number of shares in the Company Offering. After giving effect to the sale of 10,000,000 shares at an offering price of $0.75 per share, the as adjusted, net tangible book value of our common stock would have been $10,106,596 or $0.220 per share at June 30, 2006, which calculation accounts for our issuance of 8,000,000 shares of common stock on August 21, 2006 for proceeds of $2,000,000. Although these calculations show an immediate increase in the pro forma net tangible book value per common share of $0.145 per share, they also disclose the immediate dilution per common share purchased by new investors of $0.530 per share or 70.7% . See “Dilution” below.

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

Nextech Venture, our principal shareholder, will be able to exert significant control over the Company after the Offering, and its interests may differ from those of the Company’s other shareholders

Nextech Venture has been our primary source of financing to date. As of August 15, 2006, Nextech Venture owned or controlled approximately 69.5% of our outstanding shares of common stock and will own or control approximately 54.4% of our outstanding shares of common stock immediately following this offering. By virtue of its holding, Nextech Venture will be able to individually elect members of our board of directors, control our management and affairs and prevent corporate transactions such as mergers, consolidation or the sale of all or substantially all of our assets that may be favourable from our standpoint or that of our shareholders or cause a transaction that we or our shareholders may view as unfavourable.

We may issue additional shares in the future and these sales will result in dilution to our existing shareholders and may reduce the market price of our shares

The purpose of the Company Offering is to provide us with funding necessary to enable us to proceed with research and development activities that we contemplate undertaking over the next twelve months. However, we will require additional funding in addition to the proceeds of the Company Offering to complete commercialization of our immunotherapeutics, assuming the results of our research and development activities are positive. The proceeds from the Company Offering are expected to cover our funding requirements for these contemplated development efforts until the end of 2007, assuming that all shares in the Company Offering are sold. Therefore, we may decide to offer additional shares in the future. Any additional offering of shares will result in dilution of the proportionate interests of our existing shareholders in the Company. Further, any sales of additional shares by us or a public perception that such an offering or such sales may occur, could have an adverse effect on the market price of our shares.

There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and obtaining future financing. Further, our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Exchange Act. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this prospectus include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve assumptions, risks and uncertainties regarding, among others, the success of our business plan, availability of funds, government regulations, our preclinical and clinical tests, our operating costs, our ability to achieve significant revenues, market acceptance of our products, should regulatory approval be achieved, and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. In evaluating these statements, you should consider various factors, including the assumptions, risks and uncertainties outlined in this prospectus under “Risk Factors”. These factors or any of them may cause our actual results to differ materially from any forward-looking statement made in this prospectus. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding future events, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

Company Offering

We anticipate that the gross proceeds of the Company Offering will be $7,500,000 if the maximum number of shares offered hereby are sold. We propose to use the proceeds from the Company Offering for the following business purposes and in the following order of priority:

Description of Use of Proceeds	Use of Proceeds
Clinical development of IVN201 (completion of IVN-CAT-01b and initiation of IVN-CAT-02 clinical studies)	$1,400,000
Initiation of up-scale of commercial grade manufacturing of IVN201	$2,250,000
Identification of clinical candidate for Birch-MAT and Mite-MAT and initiation of preclinical development	$1,800,000
General and administrative expenses, including salaries of employees, fees to be paid to consultants, office overhead and accounting, legal and audit professional expenses	$1,200,000
License fees and milestone payments for third party licenses	$750,000
Net Proceeds of the Offering:	$7,400,000
Expenses of the Offering (1)	$100,000
Gross Proceeds of the Offering:	$7,500,000

(1)	We anticipate expenses associated with the offering, including legal, accounting and stock transfer agent expenses, will be approximately $100,000.

If we sell less than all of the shares, then we have less funds available to fund our research and development activities and our business operations. Our planned use of proceeds if we sell less than all of the shares is set forth below if 25%, 50%, 75% and 100% of the Company Offering is sold:

Percentage of the Company Offering Completed:	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold
Clinical development of IVN201 (completion of IVN- CAT-01b and initiation of IVN- CAT-02 clinical studies)	$750,000	$750,000	$1,000,000	$1,400,000
Initiation of up-scale of commercial grade manufacturing of IVN201	$0	$1,300,000	$1,750,000	$2,250,000
Identification of clinical candidate for Birch-MAT and Mite-MAT and initiation of preclinical development	$350,000	$750,000	$1,150,000	$1,800,000
General and administrative expenses, including salaries of employees, fees to be paid to consultants, office overhead and accounting, legal and audit professional expenses	$600,000	$775,000	$1,000,000	$1,200,000
License fees and milestone payments for third party licenses	$75,000	$75,000	$625,000	$750,000
Net Proceeds of the Offering:	$1,775,000	$3,650,000	$5,525,000	$7,400,000
Expenses of the Offering (1)	$100,000	$100,000	$100,000	$100,000
Gross Proceeds of the Offering:	$1,875,000	$3,750,000	$5,625,000	$7,500,000

We may apply the proceeds of the Company Offering to the categories of expenses listed above in a manner that is different from the break-down of expenditures provided above. Factors that may cause us to re-allocate the proceeds of the Offering within these categories of expenditures are listed in the Use of Proceeds section include the following:

1.	Our research and development expenses may be greater than anticipated;

2.

We may determine to change our planned research and development programs based on the results of our research and development activities, which may increase or decrease our research and development expenses on any particular component of our research and development program;

3.	Our general and administrative costs being greater than anticipated; and

4.	The costs of this offering being greater than anticipated.

The actual expenditures of the proceeds of the offering within the categories of expenditures that we have provided will vary according to the expenditures deemed by us and our board of directors to be in the best interests of advancing our business, based on the considerations described above and the amount of funds available to us. The actual expenditures will also vary from the estimated use of proceeds if less than all of the offered shares are sold.

Investors are referred to the description of our “Plan of Operations” under the section of this prospectus entitled “Management Discussion and Analysis or Plan of Operations” for a more complete description of our capital requirements. See also “Risk Factors” for a discussion of those factors that could cause our operating expenses to be greater than anticipated.

Shareholder Offering

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below in the sections of this prospectus entitled “Selling shareholders” and “Plan of Distribution.” We will, however, incur substantially all of the costs associated with the preparation and filing of the registration statement of which this prospectus forms a part. These expenses are accounted for under the “Expenses of Offering” category disclosed above with respect to the use of proceeds from the Company Offering.

We will receive proceeds of $1,202,031 if the options held by DeBondo Capital vest and are exercised. We will not receive any proceeds from the sale of the shares issuable upon exercise of these options.

DETERMINATION OF OFFERING PRICE

Company Offering

The offering price of $0.75 per share has been determined arbitrarily. The offering price does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any public market.

Shareholder Offering

The selling shareholders will sell their common stock at the offering price of $0.75 per share, until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. We have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are offered by the selling shareholders will be determined by prevailing market prices at the time of sale, prices related to such prevailing market prices or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

Company Offering

Investors who purchase the shares in the Company Offering will suffer dilution as the offering price of the shares will exceed the per share net tangible book value of our common stock upon completion of the Company Offering. Our net tangible book value is the amount that results from subtracting our total liabilities and intangible assets from our total assets. The per share net tangible book value of our common stock is our net tangible book value divided by the number of shares of our common stock outstanding. Dilution that will be suffered by investors who purchase the shares is the difference between the offering price of the shares and the per share net tangible book value of our common stock upon completion of the Company Offering after giving effect to the receipt of the proceeds of the Company Offering. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares purchased is also a result of the lower net tangible book value of the shares held by our existing stockholders.

Our net tangible book value prior to the Company Offering is stated below, with per share net tangible book value and the number of our shares of common stock outstanding. This information is presented based on (i) our balance sheet as of June 30, 2006, being the date of our most recent balance sheet included with this prospectus, and (ii) our completion of our August 21, 2006 private placement whereby we issued an additional 8,000,000 shares for gross proceeds of $2,000,000:

Net Tangible Book Value:	$2,706,596

Per Share Net Tangible Book Value:	$0.075 per share

Total Number of Shares Outstanding:	35,975,000 shares

If we sell all shares offered at the offering price, our pro forma net tangible book value will be increased by $7,400,000 to approximately $10,106,596, being the proceeds of the Company Offering after deduction of expenses. See Use of Proceeds. Our net tangible book value after giving effect to the Company Offering if all Shares are sold is stated below, with per share net tangible book value and the number of our shares of common stock outstanding. This information is presented on a pro forma basis based on our balance sheet as of June 30, 2006 after giving effect to our receipt of the net proceeds of the Company Offering:

Pro Forma Net Tangible Book Value:	$10,106,596

Pro Forma Per Share Net Tangible Book Value:	$0.220 per share

Pro Forma Total Number of Shares Outstanding:	45,975,000 shares

As the pro forma per share net tangible book value is smaller than the offering price, investors will suffer immediate dilution of approximately $0.530 per share, or approximately 70.7%, if all Shares are sold.

If less than the maximum number of Shares are sold, dilution to participating investors will be higher. Dilution to participating investors will increase as the number of Shares sold is reduced. The dilution to investors is illustrated below based on 25%, 50%, 75% and 100% of the Shares offered being sold.

Percentage of the Company Offering Completed:	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold
Pro Forma Net Tangible Book Value:	$4,581,596	$6,456,596	$8,331,596	$10,106,596
Pro Forma Per Share Net Tangible Book Value:	$0.119 per share	$0.158 per share	$0.192 per share	$0.220 per share
Pro Forma Total Number of Shares Outstanding:	38,475,000 shares	40,975,000 shares	43,475,000 shares	45,975,000 shares
Per Share Dilution to New Investors:	$0.630 per share	$0.592 per share	$0.558 per share	$0.530 per share
Percentage Dilution to New Investors:	84.1%	79.0%	74.4%	70.7%

Shareholder Offering

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of sales completed by the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 14,425,000 shares of common stock offered by this prospectus in the Shareholder Offering. The shares offered by the selling shareholders include the following shares of common stock that were acquired from us in the following transactions:

1.           2,000,000 shares of our common stock that were acquired by certain selling shareholders from us at a price of $0.001 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Section 4(2) of the Securities Act on June 30, 2006;

2.           8,000,000 shares of our common stock that were acquired by certain selling shareholders from us at a price of $0.25 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on August 21, 2006;

3.           500,000 shares of our common stock that were acquired by DeBondo Capital from us at a price of $0.001 per share in our June 30, 2006 Section 4(2) offering; and

4.           up to 196,250 shares of our common stock that may be acquired by DeBondo Capital from us at a price of $0.125 per share;

5.           up to 1,766,250 shares of our common stock that may be acquired by DeBondo Capital at a price of $0.250 per share, which options are conditional and will only vest and become exercisable upon our completing $4,500,000 in financing through the offering of our common stock at a price of $0.75 per share;

6.           up to 1,962,500 shares of our common stock that may be acquired by DeBondo Capital at a price of $0.375 per share, which options are conditional and will only vest and become exercisable upon our completing $5,000,000 in financing through the offering of our common stock at a price of $1.00 per share within approximately 180 days of the date that our common stock becomes eligible for trading on the OTC Bulletin Board

Further detail respecting the options granted to DeBondo Capital Limited are described in detail below under the heading “Organization Since Incorporation”.

The following table provides, as of August 24, 2006, information regarding the beneficial ownership of our common stock by each of the selling shareholders, including:

1.           the number of shares owned by each selling stockholder prior to this offering;

2.           the total number of shares that are to be offered by each selling stockholder;

3.           the total number of shares that will be owned by each selling stockholder upon completion of this offering; and

4.           the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to the total number of shares owned upon completion of the offering assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our shares of common stock by the selling shareholders. Except as described below, to our knowledge, the named selling shareholders beneficially own and have sole voting and investment power over all shares offered by them. Other than the relationships described below, none of the selling shareholders had or have any material relationship with us. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder	Shares owned prior to this offering	Total number of shares to be offered for Selling shareholders account	Total number of shares owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Rudolf Andres (4)	10,000	10,000	-0-	-0-
Tristan Bachmann (4)	40,000	40,000	-0-	-0-
Josef Baur (4)	10,000	10,000	-0-	-0-
Jens Martin Bengaard (4)	20,000	20,000	-0-	-0-
Dr. Jürgen Bergmeyer (4)	20,000	20,000	-0-	-0-
Markus Blume (4)	20,000	20,000	-0-	-0-
Joachim Bondo (3)	975,000	500,000	475,000	1.0%
Dr. Eduard Brunner (4)	400,000	400,000	-0-	-0-
Chelmer Consulting Corp. (Beneficial Owner: Darren Devine) (3)	975,000	500,000	475,000	1.0%
Reto Crameri (4) (6)	300,000	50,000	250,000	0.5%
Marina De Senarclens (4)	20,000	20,000	-0-	-0-
DeBondo Capital Limited (Beneficial Owner: Ulrik DeBo) (5)	661,888	4,425,000	-0-	-0-
Michel Dubois (4)	40,000	40,000	-0-	-0-
Prof. Dr. Reinhard Dummer (4)	40,000	40,000	-0-	-0-
Jörg Fischer (4)	20,000	20,000	-0-	-0-
Dr. Traugott Flamm (4)	100,000	100,000	-0-	-0-
Thomas Frick (4)	12,000	12,000	-0-	-0-
Walo Frischknecht (4)	40,000	40,000	-0-	-0-
Joseph Ryan Graham (4)	20,000	20,000	-0-	-0-
Ulla Friis Graham (4)	20,000	20,000	-0-	-0-
Hans Grönlund (4)	40,000	40,000	-0-	-0-
Biludan Gruppen A/S (Beneficial Owner: Torben Otte Jorgensen) (4)	80,000	80,000	-0-	-0-
Stephanie Hoener (4)	751,551	751,551	-0-	-0-
Markus Hoffmann (4)	8,000	8,000	-0-	-0-

Name of Selling Stockholder	Shares owned prior to this offering	Total number of shares to be offered for Selling shareholders account	Total number of shares owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Hanns Henrik Hoffmeyer (4)	40,000	40,000	-0-	-0-
Paul v.Högen (4)	11,449	11,449	-0-	-0-
Soren E. Jakobsen (4)	12,000	12,000	-0-	-0-
Sabine Kaiser (4)	4,000	4,000	-0-	-0-
Michelle Kündig (4) (7)	60,000	60,000	-0-	-0-
Stephanie Kündig (4) (7)	60,000	60,000	-0-	-0-
Thomas Lips (4)	40,000	40,000	-0-	-0-
Juerg Kurmann (4)	4,000	4,000	-0-	-0-
Dr. M. Lonsert (4)	20,000	20,000	-0-	-0-
Kim Malmstrom (4)	4,000	4,000	-0-	-0-
Prof. Dr. Fritz Melchers (4)	40,000	40,000	-0-	-0-
Kaspar von Meyenburg (4)	100,000	100,000	-0-	-0-
Martina und Elisabeth Möhr (4)	80,000	80,000	-0-	-0-
Silke Montanus (4)	20,000	20,000	-0-	-0-
Nextech Venture LP (4) (8)	25,000,000	4,600,000	20,400,000	44.4%
Andreas Pfützner (4)	8,000	8,000	-0-	-0-
Prime Participation Holding AG (Beneficial Owner: Bernhard Muller) (4)	100,000	100,000	-0-	-0-
Ana und Adrian Rahn (4)	400,000	400,000	-0-	-0-
Holger Reithinger (4)	16,000	16,000	-0-	-0-
Carsten Ruehe (6) (9)	500,000	500,000	-0-	-0-
Fritz Scheidegger (4)	10,000	10,000	-0-	-0-
Alfred Schönbauer (4)	10,000	10,000	-0-	-0-
Daniel Schreyer (4)	5,000	5,000	-0-	-0-
Astrid Schröder (4)	20,000	20,000	-0-	-0-
Werner Strebel (4)	100,000	100,000	-0-	-0-
Dr. Marc Tenbücken (4)	4,000	4,000	-0-	-0-
Norbert Tenbücken (4)	4,000	4,000	-0-	-0-
Gabriele Triebel (4)	4,000	4,000	-0-	-0-
Unimex GmbH (Beneficial Owner: Peter Ruff) (4)	32,000	32,000	-0-	-0-
Martin Wettstein (4)	30,000	30,000	-0-	-0-

Name of Selling Stockholder	Shares owned prior to this offering	Total number of shares to be offered for Selling shareholders account	Total number of shares owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Janette Wiebmer (4)	20,000	20,000	-0-	-0-
Thomas Wittenborg (3)	975,000	500,000	475,000	1.0%
Mathias Wolf (4)	40,000	40,000	-0-	-0-
Saskia Wolf (4)	40,000	40,000	-0-	-0-
Prof. Dr. Rolf Zinkernagel (4) (10)	600,000	300,000	300,000	0.6%

Notes:

(1)	Based on 35,975,000 shares of our common stock issued and outstanding as of August 24, 2006 and assumes that all 10,000,000 shares of common stock offered in the Company Offering have been sold.
(2)

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of shares of common stock actually to be offered for sale by a selling stockholder or as to the number of shares of common stock that will be held by a selling stockholder upon the termination of such offering.

(3)

Purchased shares in our June 30, 2006 Section 4(2) offering of common stock, as described above. Each shareholder provides services to us pursuant to our consultant services agreement with DeBondo Capital.

(4)	Purchased shares in our August 21, 2006 Regulation S offering of common stock, as described above.
(5)

The total number of shares to be offered for the account of DeBondo Capital includes (i) 500,000 shares purchased by DeBondo Capital in our June 30, 2006 Section 4(2) offering of common stock, as described above, (ii) up to 196,250 shares issuable to DeBondo Capital at a price of $0.125 per share upon exercise of its $0.125 options, (iii) up to 1,766,250 shares issuable to DeBondo Capital at a price of $0.25 per share upon exercise of its $0.250 options, and (iv) up to 1,962,500 shares issuable to DeBondo Capital at a price of $0.375 per share upon exercise of its $0.375 options. The total number of shares owned by DeBondo Capital prior to this offering includes 500,000 issued and outstanding shares of common stock and 161,888 shares that may be acquired pursuant to the $0.125 options held by DeBondo. With respect to the options held by DeBondo Capital, only the options to purchase shares at a price of $0.125 are currently vested and currently exercisable or exercisable within 60 days of the date hereof. However, the number of shares subject to these options will not be determinable until such time as the our common stock becomes eligible for trading on the OTC Bulletin Board, at which time the number of shares that may be purchased pursuant to the $0.125 options will equal 0.45% of that number of shares of our common stock that are issued and outstanding. We have attributed beneficial ownership 161,888 shares to DeBondo Capital based on 35,975,000 issued and outstanding shares as of the date hereof. See below under “Organization Since Incorporation” for a detailed description of the options held by DeBondo Capital.

(6)	Dr. Reto Crameri is one of our consultants.
(7)	Each of Stephanie Kündig and Michelle Kündig is a daughter of Dr. Thomas Kündig, one of our consultants.
(8)

Nextech Venture LP is our majority shareholder. Dr. Sven Rohmann, one of our directors, is a managing and general partner of Nextech Venture LP. In this capacity, Dr. Rohmann exercises joint investment and voting control over the shares held by Nextech Venture LP.

(9)	Purchased from DeBondo Capital Limited on August 14, 2006 in an “offshore transaction” in accordance with Rule 904 of Regulation S.
(10)	Prof. Dr. Rolf Zinkernagel is one of our consultants.

PLAN OF DISTRIBUTION

Company Offering

We are offering up to 10,000,000 shares at a price of $0.75 per share in the Company Offering.

Self-Underwritten Offering

Our officers and directors named below will be selling the common stock offered by us through this prospectus:

Name of Officer/ Director	Position
Dr. Martin Steiner	Director, President, Chief Executive Officer and Chief Financial Officer
Dr. Horst Rose	Director and Chief Operating Officer
Dr. Sven Rohman	Director

Our executive officers and directors will seek to sell our common stock in the Company Offering by contacting persons with whom they have a prior relationship and whom they believe will have an interest in the offering. These persons will be contacted through various methods, including mail, telephone and other means.

We will not be employing the services of an underwriter or placement agent in connection with the Company Offering. The common stock will be offered on a "best efforts" basis by our executive officers and directors without the payment of any commissions or other remuneration. In addition, we will not be paying any commissions or fees, directly or indirectly, to finder or dealer in connection with the solicitation of purchasers of our common stock being offered. We are therefore offering the shares on a self-underwritten basis.

We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 which sets forth conditions under which a person associated with an issuer of securities may participate in the offering and not be deemed a broker-dealer. These conditions are as follows:

(a)	The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934, at the time of his participation;

(b)	The person is not compensated in connection with their participation by payment of commissions or other remuneration based either directly or indirectly on transactions in our common stock;

(c)	The person is not, at the time of his participation, an associated person of a broker-dealer; and

(d)

The person primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and has not been an associated person of a broker-dealer within the preceding twelve months and does not participate in offering and selling securities for any issue more than once every twelve months other than in reliance on Section 3(a)4-1.

Our executive officers and our directors satisfy all of the foregoing conditions of Rule 3(a)4-1.

No Minimum Number of Shares to be Sold

There is no minimum number of shares required to be sold in the Company Offering. There will be no arrangements for the return of funds to subscribers if all of the shares are not sold.

Term of the Company Offering

The Company Offering will be conducted on a continuous basis until all shares being offered are subscribed for or until the offering is terminated by us, or until December 31, 2006, whichever first occurs. We reserve the right to terminate the Company Offering at any time or to extend the Company Offering for an additional ninety (90) day period at our option without notice.

Investment Procedure

In order to subscribe for shares, an investor must complete and execute the form of subscription agreement attached to this Prospectus and deliver the executed subscription agreement to us together with payment of the purchase price for the shares payable to “ImVisioN Therapeutics Inc.” by cashier’s or certified check or by wiring funds to us. Wire transfer information for our bank account is provided in our form of subscription agreement.

We may reject or accept any subscription in whole or in part at our discretion. We may close the Company Offering or any portion of the Company Offering, without notice to subscribers. We may immediately use the proceeds obtained from the Company Offering for the uses set forth in the Use of Proceeds section of this prospectus, as described above.

Upon our acceptance of a subscription agreement, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of shares subscribed for. If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be returned by us to the subscriber. We will deliver a share certificate representing the Shares purchased within a reasonable period following the acceptance of any subscription.

As there is no minimum investment or minimum number of shares of common stock that must be sold under the Company Offering, we may accept any subscription from a subscriber notwithstanding that the total number of Shares offered has been sold.

Shareholder Offering

Timing of Sales

The selling shareholders may offer and sell the shares covered by this prospectus at various times. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The selling shareholders will sell their shares at an offering price of $0.75 per share until our shares are listed for trading on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling shareholders to the public may be:

1.	The market price prevailing at the time of sale;

2.	A price related to such prevailing market price; or

3.	Such other price as the selling shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or qualified for trading on any electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or to qualify our shares for trading on any electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.           a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.           purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.           ordinary brokerage transactions in which the broker solicits purchasers;

4.           through options, swaps or derivatives;

5.           privately negotiated transactions; or

6.           in a combination of any of the above methods.

The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Presently, there are no shares of our common stock that are available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

Regulation M

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.           may not engage in any stabilization activities in connection with our common stock;

2.           may not cover short sales by purchasing shares while the distribution is taking place; and

3.           may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $100,000, including, but not limited to, legal, accounting, auditing, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of August 24, 2006 are as follows:

DIRECTORS:

Name of Director	Age
Martin Steiner	39
Horst Rose	49
Sven Rohmann	44

EXECUTIVE OFFICERS:

Name of Executive Officer	Age	Office
Martin Steiner	39	President, Chief Executive Officer, Chief Financial Officer and Secretary
Horst Rose	48	Chief Operating Officer

The following describes the business experience of our directors and executive officers. Dr. Steiner, Prof Dr. Rose and Dr. Rohmann are not and have not in the past been directors of any reporting company under the Exchange Act or any other publicly traded company.

Martin Steiner has been one of our directors and our president, chief executive officer, chief financial officer and secretary since our incorporation on June 15, 2006. Dr. Steiner has been a director and the chief executive officer of ImVisioN GmbH since its incorporation on January 28, 2005.

Dr. Steiner was the chief executive officer of Apovia AG, a biotechnology company focusing on the development of human vaccines, from 1997 to 2004. Apovia AG filed for opening of insolvency procedures with the Court of Munich, Germany in July 2004. Dr. Steiner was the chief executive officer of Apovia AG at the time of this filing for insolvency. Under the insolvency proceedings, the assets of Apovia AG have been sold. The proceeds of sale will be distributed to the creditors of Apovia AG upon completion of the insolvency administration. Prior to joining Apovia, Dr. Steiner was the manager of business development at SmithKline Beecham Biologicals, a leading human vaccines manufacturer based in Rixensart, Belgium, from 1995 to 1997.

Dr. Steiner obtained his PhD in Microbiology and Genetics from the University of Vienna in Austria. He subsequently obtained his masters in business administration from the University of Michigan.

Dr. Steiner presently devotes all of his business time to our business.

Horst Rose has been a director and our Chief Operating Officer since our incorporation on June 15, 2006. Prof. Dr. Rose has been a director and the chief operating officer of ImVisioN GmbH since its incorporation on January 28, 2005.

Prof. Dr. Rose was the head of medical research at BioVisioN AG, Hannover, Germany from 2002 to 2005. Prior to this position, Prof. Dr. Rose was employed by Solvay Pharmaceuticals in Hannover, Germany from 1992 to 2002. Prof. Dr. Rose was chief of the department of pharmacology at Solvay Pharmaceuticals from 1997 to 2002.

Prof. Dr. Rose obtained his bachelors degree in biology at the university RWTH Aachen, Germany and his doctorate in biology at the Medical Faculty of the RWTH Aachen. Prof. Dr. Rose was appointed as Professor of Physiology at the RWTH Aachen in 2000.

Prof. Dr. Rose presently devotes all of his business time to our business.

Sven Rohmann has been one of our directors since our incorporation on June 15, 2006.

Sven Rohmann, M.D., Ph.D., has been a managing and general partner of Nextech Venture Ltd, Zurich, Switzerland, since 2002 and served as chief executive officer of two biotech companies in Germany, being Ganymed Pharmaceuticals AG, Mainz from 2001 until 2003 , and BioVisioN AG, Hanover from 2003 until 2005. BioVisioN AG filed for insolvency in Germany in October 2005 as a result of the refusal of the majority of investors of BioVisioN to further finance the company. BioVisioN was sold by the administrator appointed under the insolvency proceedings to DibiLab LCC, a United States limited liability company. The proceeds of the sale will be applied by the administrator to pay the creditors of BioVisioN any balance will be remitted to the shareholders of BioVisioN. The sale was completed in compliance with German law and no claims exist against the former management of BioVisioN.

From 1992 to 2001, Dr. Rohmann held several management positions at Merck KgaA, Darmstadt, Germany including business area manager and global head of the strategic marketing of oncology. Before that, Dr. Rohmann was head of laboratories performing cardiovascular preclinical research, then evaluation manager and international product manager for cardiovascular products at Merck.

Before joining Merck, Dr. Rohmann practiced as medical doctor at the II. Medical Clinic of the Johannes Gutenberg University, Mainz, Germany.

Dr. Rohmann holds a M.D. from the Mainz University and a Ph.D. from the Erasmus University, Rotterdam, The Netherlands, and has completed a post-doctorate research scholarship at the Max-Planck Institute for Experimental Cardiology, Bad Nauheim, Germany.

Dr. Rohmann provides his business time to us on a part-time basis, as required to discharge his duties as a director.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have three other employees other than the officers and directors described above, most of whom are researchers and technicians.

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, executive committee of our board of directors, stock plan committee or any other committee. However, we plan to seek suitable candidates for election as directors, and establish various committees, during the current fiscal year.

Family Relationships

We do not currently anticipate electing or appointing as directors or officers of our company any persons who are related to each other or to our existing officers and directors.

Involvement in Certain Legal Proceedings

Except as otherwise described herein, none of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

1.           any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time except that: (i) Dr. Martin Steiner was chief executive officer of Apovia AG when it filed for insolvency in July 2004, as described above; and (ii) Dr. Sven Rohmann was chief executive officer of BioVisioN AG when it filed for insolvency in October 2005, as described above;

2.           any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.           being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.           being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 24, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and certain key employees, and (iv) our officers and directors and certain key employees as a group. Each shareholder listed below possesses sole voting and investment power with respect to the shares shown.

Name and address of beneficial owner	Number of Shares Beneficially Owned (1)	Percentage of Class (2)
Directors and Officers:
Martin Steiner Director and Chief Executive Officer	1,300,000	3.6%
Horst Rose Director and Chief Operating Officer	1,300,000	3.6%
Sven Rohmann Director (3)	25,000,000	69.5%
Directors and Officers as a group	27,600,000	76.7%
Major Shareholders:
Nextech Venture LP (3) Scheuchzerstrasse 35, CH-8006 Zurich, Switzerland	25,000,000	69.5%

Notes:

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	The percentage of class is based on 35,975,000 shares of common stock issued and outstanding as of August 24, 2006

(3)	Dr. Sven Rohmann, one of our directors, is a managing and general partner of Nextech Venture LP. In this capacity, Dr. Rohmann exercises joint investment and voting control over the shares held by

Nextech Venture LP. As such, beneficial ownership of the shares held by Nextech Venture LP is attributable to Dr. Rohmann under Rule 13d-3.

CHANGES IN CONTROL

We are unaware of any contract, or other arrangement or provision of our articles of incorporation or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 24, 2006, there were 35,975,000 shares of our common stock issued and outstanding held by sixty-four shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)           the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)           whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)           the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)           sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)           the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)           voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)           subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

EXPERTS

The financial statements of ImVisioN GmbH for the period ended December 31, 2005 which are included in this prospectus and registration statement have been audited by Staley, Okada & Partners, Chartered Accountants, an independent public accounting firm registered with the United States Public Company Accounting Oversight Board, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement of which this prospectus forms a part. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification can cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defence of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defence. Our articles of incorporation and our by-laws authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law, subject to certain enumerated exceptions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION SINCE INCORPORATION

We were incorporated on June 15, 2006 as ImVisioN Therapeutics Inc. under the laws of the state of Nevada.

We completed a private placement of 7,575,000 shares of our common stock at a price of $0.001 per share for proceeds of $7,575 on June 30, 2006. These shares were purchased as follows:

  1,300,000 shares were acquired by Dr. Martin Steiner, a director and our chief executive officer;

  1,300,000 shares were acquired by Dr. Horst Rose, a director and our chief operating officer;

  1,000,000 shares were acquired by DeBondo Capital Limited, one of our promoters. DeBondo Capital is controlled by Mr. Ulrik DeBo who is the sole director and shareholder of Debondo Capital;

  250,000 shares were acquired by Dr. Reto Crameri, one of our consultants and a member of our scientific advisory board;

  500,000 shares were acquired by Dr. Thomas Kündig, one of our consultants and a member of our scientific advisory board;

  300,000 shares were acquired by Dr. Rolf Zinkernagel, a member of our scientific advisory board; and

  975,000 shares were acquired by each of Chelmer Consulting Corp. (Beneficial Owner: Darren Devine), Joachim Bondo and Thomas Wittenborg.

Concurrent with these purchases, we entered into separate agreements with each of DeBondo Capital (Beneficial Owner: Ulrik DeBo), Chelmer Consulting Corp. (Beneficial Owner: Darren Devine), Joachim Bondo and Thomas Wittenborg on June 30, 2006 whereby each shareholder agreed that the shares acquired by each of them for a purchase price of $0.001 per share may be repurchased by us at a price of $0.001 per share in the event that our common stock does not become eligible for trading on the OTC Bulletin Board by March 31, 2007. A copy of the form of this restricted stock purchase agreement is attached as an exhibit to the registration statement of which this prospectus forms a part.

DeBondo Capital subsequently transferred 500,000 shares purchased in this private placement to Carsten Ruehe in an “offshore transaction” completed pursuant to Rule 904 of Regulation S. Mr. Ruehe also entered into an agreement with us confirming that we are entitled to repurchase the 500,000 shares held by Mr. Ruehe at a price of $0.001 per share in the event that our common stock does not become eligible for trading on the OTC Bulletin Board by March 31, 2007. This restricted stock purchase agreement is the same form as executed by certain of the other $0.001 per share investors, as described above.

We entered into an equity share purchase agreement dated June 30, 2006 with Nextech Venture LP pursuant to which we acquired all of the outstanding capital of ImVisioN GmbH. We issued 20,400,000 shares of our common stock to Nextech Venture as consideration for the acquisition of ImVisioN GmbH. Nextech Venture became one of our principal shareholders upon completion of this transaction. Dr. Sven Rohmann, one of our directors, is a managing partner of Nextech Venture and exercises joint investment and voting control over the shares held by Nextech Venture.

We entered into a consultant agreement with DeBondo Capital Limited, one of our promoters, effective June 30, 2006 whereby Debondo Capital has agreed to provide the following services to us in order that (i) we can complete registration of our Common Stock under the United States Securities Exchange Act of 1934, and (ii) our common stock will become eligible for trading on the OTC Bulletin Board:

  assisting us with the completion of financial statements and audit of our financial statements in accordance with United States Generally Accepted Accounting Principles and United States Generally Accepted Auditing Standards;

  engaging legal counsel on our behalf to assist with our incorporation and the acquisition of ImVisioN GmbH;

  structuring our corporate organization and our acquisition of ImVisioN;

  assisting us with the preparation and finalization of a registration statement to be filed with the Securities and Exchange Commission (the “SEC”) in order that our common stock can become eligible for trading on the OTC Bulletin Board; and

  assisting us with the preparation and submission of a Form 211 with the National Association of Securities Dealers (the “NASD”) via a designated market maker that is an NASD member and the NASD approval process.

As consideration for the services to be provided by Debondo Capital, we entered into the following transactions with DeBondo Capital:

  DeBondo Capital and its nominees purchased 3,975,000 shares of our common stock at a purchase price of $0.001 per share. The nominees of DeBondo Capital were Chelmer Consulting Corp. (Beneficial Owner: Darren Devine), Joachim Bondo, Thomas Wittenborg and Carsten Ruehe. Each of these individuals acquired their shares as nominess of DeBondo Capital on the basis that each individual is providing services to us in order to enable DeBondo Capital to perform its obligations under its consultant agreement with us. Each individual exercises investment and voting control over its own shares. Further, none of the individuals exercises investment or voting control over share shares and options held by DeBondo Capital.

  DeBondo Capital entered into a restricted stock purchase agreement with us whereby we are entitled to repurchase the 1,000,000 shares acquired by DeBondo Capital for a purchase price of $0.001 per share in the event that our common stock does not become eligible for trading on the OTC Bulletin Board by March 31, 2007;

  We granted to DeBondo Capital an option to purchase additional shares of our common stock at a price of $0.125 per share, which options were conditional upon our completing $500,000 in financing through the offering of our common stock at a price of $0.25 per share. The number of shares that may be purchased pursuant to this option will equal 0.45% of that number of shares of our common stock that are issued and outstanding as of the date that our common stock becomes eligible for trading on the OTC Bulletin Board.
  These options were vested and became exercisable upon our completion of our $0.25 offering on August 21, 2006. The options will terminate on the date that is 60 days from the date that our common stock becomes eligible for trading on the OTC Bulletin Board;

  We granted to DeBondo Capital an option to purchase additional shares of our common stock at a price of $0.250 per share. The number of shares that may be purchased pursuant to this option will equal 4.05% of that number of shares of our common stock that are issued and outstanding as of the date that our common stock becomes eligible for trading on the OTC Bulletin Board. These options are conditional and will only vest and become exercisable upon our completing $4,500,000 in financing through the offering of our common stock at a price of $0.75 per share. If vested, the options will terminate on the date that is 60 days from the date that our common stock becomes eligible for trading on the OTC Bulletin Board; and

  We granted to DeBondo Capital an option to purchase additional shares of our common stock at a price of $0.375 per share. The number of shares that may be purchased pursuant to this option will equal 4.50% of that number of shares of our common stock that are issued and outstanding as of the date that our common stock becomes eligible for trading on the OTC Bulletin Board. These options are conditional and will only vest and become exercisable upon our completing $5,000,000 in financing through the offering of our common stock at a price of $1.00 per share within 180 days of the date that our common stock becomes eligible for trading on the OTC Bulletin Board. If vested, the options will terminate on the date that is 60 days from the date of completion of the financing.

We have also agreed to pay a cash fee of EUR 500,000 (equal to $640,000 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) to DeBondo Capital, of which:

  EUR 120,000 (equal to $153,600 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) was paid in April 2005;

  EUR 100,000 (equal to $128,000 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) was paid upon execution of the letter agreement;

  EUR 150,000 (equal to $192,000 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) will be paid upon effectiveness of the Form SB-2 registration statement that we plan to file with the SEC; and

  EUR 130,000 (equal to $166,400 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) will be paid upon our Common Stock can become eligible for trading on the OTC Bulletin Board.

On its part, DeBondo Capital has agreed that all fees and expenses incurred by DeBondo Capital and any professional advisors engaged by DeBondo Capital to enable it to provide the services under the consulting agreement will be for the account of DeBondo Capital and will be paid by DeBondo Capital, to a maximum amount equal to the aggregate amount of the cash fee paid.

In the event that our common stock does not become eligible for trading on the OTC Bulletin Board, then (i) all amounts paid to DeBondo Capital on account of the cash fee will be returned to us by DeBondo Capital, less charges for time and material, and (ii) any shares issuable to DeBondo Capital will be returned to us for cancellation and all options would be cancelled.

This registration statement registers the resale by DeBondo Capital of the following shares:

  500,000 shares that were purchased by DeBondo Capital on June 30, 2006 at a price of $0.001 per share.

  up to 196,250 shares that may be issuable to DeBondo Capital pursuant to exercise of its vested $0.125 options in the event that a minimum of 7,636,111 all shares offered in the Company Offering are sold.

  up to 1,766,250 shares that may be issuable to DeBondo Capital pursuant to exercise of its unvested $0.25 options in the event that (i) a minimum of 7,636,111 all shares offered in the Company Offering are sold, and (ii) the $0.25 options vest.

  up to 1,962,500 shares that may be issuable to DeBondo Capital pursuant to exercise of its unvested $0.375 options in the event that (i) a minimum of 7,636,111 all shares offered in the Company Offering are sold, and (ii) the $0.375 options vest.

If more than 7,636,111 shares are sold in the Company Offering, the number of shares subject to the DeBondo Capital options will be greater, based on the option calculation formulas presented above, but any increased amount would not be the subject of this prospectus or the registration statement of which this prospectus forms a part.

We completed a private placement of 8,000,000 shares of our common stock at a price of $0.25 per share for proceeds of approximately $2,000,000 on August 21, 2006. Of these shares, 4,600,000 shares were purchased by Nextech Venture LP, our principal shareholder.

DESCRIPTION OF BUSINESS

OVERVIEW

We are focused on the development of novel immunotherapeutics based on our proprietary Modular-Antigen-Transporter (MAT) technology platform to treat allergic diseases. Our lead product is IVN201, which is a MAT molecule that we have targeted for the treatment of allergic reactions to cat dander. We are also investigating product candidates that are MAT molecules for the treatment of allergic reactions to birch pollen and dust mites. Our product candidates are all presently in the preclinical phase of development. We are seeking to raise financing in order to commence clinical testing of our IVN201 product candidate and to continue the preclinical research of our other MAT product candidates.

Our product candidates are proprietary MAT protein molecules that are made up of three functionally different modules:

  a translocation module which enables the MAT molecule to pass through the cell membrane and to get into antigen-presenting cells (APC) that are an essential component of the human immune system. These cells are the critical cells of the immune response responsible for processing of allergy causing molecules, known as allergens, and for the stimulation of a specific immune response to such allergen;

  a targeting module, which directs the processing of the MAT molecule within the antigen-presenting cell and which improves the presentation of the allergen and its components to the immune system thereby inducing an efficient protective immune response; and

  a module containing the allergen to which the patient is allergic which determines the specificity of the induced immune response.

Our concept for immunotherapy employs the novel approach of administration of the MAT molecules into the lymph nodes of the human body in order to increase the presentation of allergens to the immune system and initiate a highly efficient immune response. Our objective is to establish that a combination of these elements in one MAT molecule combined with intralymphatic administration will enable an effective and specific therapy of a variety of allergic diseases based on an increased antigen presentation to the immune system.

We have not completed the development of any of our products to date. We must complete preclinical testing and clinical trials of our product candidates in order to establish that our product candidates are effective and safe. Our plans for product development for the next twelve months include:

  Phase I/IIa clinical testing of our IVN201 product candidate in order to demonstrate proof-of-concept;

  preclinical testing of our Birch-MAT product candidate; and

  preclinical testing of our Mite-MAT product candidate.

Substantial additional clinical trials of our products will be required before we are able to establish that any of our product candidates are effective and safe. This additional development work will require that we obtain additional financing beyond the financing that is the subject of this prospectus.

We are subject to government regulation by the United States Food and Drug Administration (the “FDA”) and European regulatory authorities at each stage of the research and development of our product candidates. In the even that our preclinical testing and clinical trials are successful, we will not be able to market any of our products for sale until such time as we have received approval from the FDA and European regulatory authorities. Due to this research and development phase, we do not anticipate achieving revenues from sales of our MAT products during the next two years. Further, there is no assurance that we will successfully complete development and commercialization of our MAT products.

CORPORATE ORGANIZATION

Incorporation

We were incorporated on June 15, 2006 under the laws of the state of Nevada.

We conduct our business operations through our German subsidiary, ImVisioN GmbH. ImVisioN GmbH was formed as a limited liability company under the laws of Germany on January 28, 2005. We own all of the outstanding capital of ImVisioN GmbH.

Principal Executive Offices

Our principal executive offices and the offices of ImVisioN GmbH are located at Feodor-Lynen Strasse 5, 30625 Hanover, Germany.

ACQUISITION OF IMVISION GMBH AND THE MAT TECHNOLOGY

Development of the MAT Technology

The MAT technology was originally owned by BioVisioN AG, a Hanover based biotechnology company. BioVisioN AG was founded in 1997 to develop diagnostic and therapeutics products based on blood peptides for the market of human medicine. As part of its research and development activities, BioVisioN AG entered into a cooperative effort with the Swiss Institute of Allergy and Asthma Research (the “SIAF”) located in Davos, Switzerland. This collaborative effort resulted in the achievement in October 2004 of a milestone in the development of the MAT Technology. This milestone was the achievement of successful results from the MAT application in ex-vivo patient peripheral blood mononuclear cells and in animal experiments.

BioVisioN subsequently sold its interest in the MAT technology to ImVisioN GmbH, which was owned by BioVisioN at the time of transfer.

Organization of ImVisioN GmbH

ImVisioN GmbH was formed as a limited liability company by BioVisioN in January 2005.

In anticipation of the sale of ImVisioN GmbH by BioVisioN AG to Nextech Venture LP, as described below, BioVisioN transferred its rights in the MAT technology to ImVisioN GmbH pursuant to a patent and know-how purchasing agreement dated March 31, 2005. The rights transferred included all industrial and intellectual property rights arising from the registration of patent WO 2004/035793 entitled “Modular antigen transporter molecules for modulating immune reactions, associated constructs, methods and uses thereof”, as well as patent EP 1 400 114 A entitled “Modular antigen transporter molecules (MAT molecules) for modulating immune reactions, associated constructs, methods and uses thereof.” The contractual rights included in this transfer included all rights entitling ImVisioN to use and exploit in any way the registered invention. The rights were transferred for a nominal cash payment plus the agreement of ImVisioN GmbH to pay to BioVisioN royalties on product sales and out-licensing or sales of product rights.

Subsequent to this transfer of technology, BioVisioN AG Hanover and Nextech Venture LP entered into an Equity Share Purchase Agreement dated March 31, 12005 whereby Nextech Venture acquired all of the outstanding capital of ImVisioN GmbH from BioVisioN in March 2005. Nextech Venture paid Euro 550,000 (equal to $710,380 based on an exchange rate of $1.29/1.00 EUR) to BioVisioN as consideration for this acquisition. Nextech Venture was a shareholder of BioVisioN at this time of this transaction. The capital of ImVisioN GmbH consisted of €25,000 (equal to $32,290 based on an exchange rate of $1.29/1.00 EUR) at the time of the sale.

Our Acquisition of ImVisioN GmbH

We acquired all of the outstanding capital of ImVisioN GmbH from Nextech Venture effective June 30, 2006. We issued 20,400,000 shares of our common stock to Nextech Venture as consideration for all of the outstanding capital of ImVisioN GmbH. As a result of this transaction, ImVisioN GmbH became our wholly owned subsidiary and Nextech Venture became our principal shareholder.

OUR OPERATIONS

In general, we conduct our operations using an outsourcing model that allows us to access the expertise needed in a broad array of special functions necessary to complete development of our product candidates, while remaining a relatively small, flexible and dynamic organization. Our strategy is to use outsourcing controlled by an in-house team of specialists as a cost-effective way to access the highest quality of service within the disciplines needed to advance the development of our product candidates.

Our Offices

Our offices are located in a medical technology park in Hanover, Germany. Hanover is a university, trade fare and state capital city that offers an excellent infrastructure for a globally operating company. We believe that our location provides us with access to well qualified personnel within the scientific community and to collaboration partners that we require in order to carry out our business plan and product development.

Our Employees

Our management team is comprised of Dr. Martin Steiner, our chief executive officer and chief financial officer and one or our directors, and Prof. Dr. Horst Rose, our chief operating officer and one of our directors. The biographical experience of each of Dr. Steiner and Prof. Dr. Rose is presented in this prospectus above under the heading “Directors, Executive Officers, Promoters and Control Persons”.

In addition, we have three laboratory employees, one of whom is a laboratory scientist and two of whom are laboratory technical assistants. Each of our employees works at the laboratory facilities at our Hanover head office.

Our Consultants

Our management team is supported and complemented by a team of experienced professionals who provide us with expertise and support for research, preclinical and clinical development of our product candidates. The following individuals provide their expertise to us as our key consultants:

  Prof. Dr. Reto Crameri

  Prof. Dr. Crameri advises us on research and preclinical development of our products. Prof. Dr. Crameri is Head of the Division of Molecular Allergology at the Swiss Institute of Allergy and Asthma Research (SIAF) in Davos, Switzerland, and guest Professor for Molecular Immunology at the University of Salzburg, Austria. Prof. Dr. Crameri has held this position since 1991. Prof. Dr Crameri performed studies of microbiology and biochemistry at the Swiss Federal Institute of Technology (ETH) Zurich, Switzerland and held a Senior scientist position at Biogen SA in Geneva. Prof. Dr. Crameri was Head of the Swiss Radon Project at the Paul Scherrer Institute from 1987 to 1989.

  Prof. Dr. Crameri is the inventor of our MAT technology. Prof. Dr. Crameri provides his services to us pursuant to a consultant agreement between ImVisioN GmbH and Productomics.

  PD Dr. Thomas Kündig

  Dr. Kündig advises us on preclinical and clinical development of our products. Dr. Kündig is currently medical director of the Clinic for Immunotherapy at the Department of Dermatology at the University Hospital Zurich. Dr. Kündig has been employed with the University Hospital Zurich since 1995 and has held his current position as medical director since 2004. Prior to that Dr Kündig held a post-doctorate position at the Department of Medical Biophysics (Prof. T. Mak) at the University of Toronto, Canada, from 1992 to 1995 and a post-doctorate position at the Institute for Experimental Immunology (Prof. R. Zinkernagel) at the University of Zurich from 1989 to 1992. He obtained his M.D. at University of Zurich.

  Dr. Kündig is the inventor of the intralymphatic administration of allergens and he has been involved in the founding of several biotechnology companies. Dr. Kündig provides his services to us pursuant to a consultant agreement between ImVisioN GmbH and SK Research AG.

Our Scientific Advisory Board

We have assembled a scientific advisory board comprised of the following scientific experts in the fields of immunology, allergology and preclinical and clinical development of immunotherapeutics.

  Prof. Dr. Reto Crameri

  See biography above.

  Dr. Hans Grönlund

  Dr. Grünlund is currently a Postdoctorial Fellow at the Allergy and Clinical Immunology Unit, Institute of Medicine at the Karolinska Institutet, Stockholm, Sweden. Prior to that, Dr. Grönlund was head of the Department of Molecular Immunology, R&D, at Pharmacia Diagnostic AB, a world leader in allergy diagnostics company. Dr. Grönlund received his Ph.D in Medical Science from the Karolinska Institutet and his BSc in Biology from the University of Stockholm.

  Prof. Dr. Ludger Klimek

  Head of the centre of “Rhinologie und Allergologie“, Wiesbaden, Germany, and Professor for “Spezielle Rhinologie, Allergologie und Umweltmedizin“, Ruprecht-Karls-Universität Heidelberg, Germany. Prof. Dr. Klimek is Board member of “Ärzteverband Deutscher Allergologen (ÄDA)”, “Consultant in Allergology”, American Rhinologic Society and “Secretary of Scientific Affairs“, International Society of Otolaryngologic Allergy.

  PD Dr. Thomas Kündig

  See biography above.

  Prof. Dr. Andreas Pfützner

  Prof. Dr. Pfützner is the chief executive officer of the Institut für Klinische Forschung und Entwicklung (Institute for Clinical Research and Development), a clinical research organization (CRO) and Professor for Applied Clinical Research at the University of Applied Sciences, Rheinbach, Germany. Prof. Dr. Pfützner was previously head of Clinical Research Diabetics at Lilly Germany.

  Prof. Dr. Rolf Zinkernagel

  Prof. Dr. Zinkernagel is the Head of the Institute for Experimental Immunology at the University of Zurich, Switzerland. In 1996, Prof. Dr. Zinkernagel received the Nobel Prize for Medicine and Physiology for his discovery of “MHC restriction”. He is a member of the executive board of Novartis and he is engaged in promoting several young biotechnology companies. Prof. Dr. Zinkernagel received his M.D. form the

University of Basel, Switzerland and his Ph.D form the Australian National University in Canberra, Australia.

Our Collaboration Partners

We carry out most of the activities necessary for the research and development of our product candidates on a fee-for-service basis with external contractors. We anticipate that we will use external collaborators to provide services relating to the following activities:

  preclinical development,

  formulation development,

  toxicology studies,

  product manufacturing, and

  the conduct and monitoring of clinical studies.

Our collaboration partners include:

  Institut für Klinische Forschung und Entwicklung, Mainz, Germany (IKFE) (Institute of Clinical Research and Development)

  Prof. Pfützner coordinates the clinical development program of IVN together with PD Dr. Kündig according to GCP, and also consults the Company for the submission of the product dossier to the respective authorities. Prof. Dr. Andreas Pfützner is CEO of IKFE and Professor for Applied Clinical Research at the University of Applied Sciences, Rheinbach, Germany. IKFE is an ISO certified research institute specialized in conducting clinical trials for drug and medical product purposes and provides CRO (contract research organization), laboratory and a clinical unit.

  Strathmann Biotec GmbH & Co. KG, Hamburg, Germany

  Strathmann Biotec, a mid-sized German biotechnology company specialized in the manufacturing of recombinant proteins, will manufacture clinical grade material of the company’s lead product under Good Manufacturing Practice (GMP) conditions.

We have also established relationships with a number of expert consultants who provide us with advice and support for different functions including, formulation, safety and toxicology, quality assurance, regulatory affairs and clinical development. In addition, we work in close collaboration with our patent attorneys to receive ongoing advice relating to our patents and patent applications and to monitor the intellectual property of competitors.

Digilab BioVisioN Services Agreement

Our principal executive offices are provided to us pursuant to a services agreement signed in May 2006 and dated effective February 1, 2006 with Digilab BioVisioN GmbH. Digilab BioVisioN is the successor to BioVisioN which was the original owner of ImVisioN GmbH and which went bankrupt subsequent to the sale of ImVisioN GmbH to Nextech Venture.

Under the services agreement, we are provided with office premises, laboratory equipment and facilities, information technology equipment and services and staff infrastructure. Information technology equipment and services include personal computers, telephones, internet access, network facilities and printers. We pay a fixed amount of 8,500 Euros per month ($10,880 per month based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) for premises, information technology and secretarial staff support. We also have the opportunity to contract with Digilab for further services relating to project management, handling of patents and expertise regarding production and molecular biology. These additional services must be agreed upon in advance by Digilab and will be at rates agreed upon between us and Digilab at that time. The agreement is terminable by either us or Digilab by giving three months notice at the end of any quarter.

MEDICAL BACKGROUND

The Immune System

The immune system is the body’s natural defense mechanism against infectious pathogens, such as bacteria, viruses and parasites. The body’s first line of defense against any foreign substance is a specialized function called innate immunity, which serves as a rapid response that protects the body during the days or weeks needed for a second longer-term immune response, termed adaptive immunity, to develop. Unique cells called dendritic cells have two key functions in the innate immune response. They produce molecules called cytokines that contribute to the killing of viruses and bacteria. In addition, they ensure that pathogens and other foreign substances are made highly visible to specialized helper T cells, called Th1 and Th2 cells, which coordinate the longer-term adaptive immune response. Dendritic cells recognize different types of pathogens or offending substances and are able to guide the immune system to make the most appropriate type of response. When viruses, bacteria and abnormal cells enter the body, dendritic cells trigger a Th1 response, whereas detection of a parasite infection leads dendritic cells to initiate a Th2 response. Th1 and Th2 responses last for extended periods of time in the form of Th1 and Th2 memory cells, conferring long-term immunity.

What are Allergens?

Allergens are harmless substances that the human body mistakenly perceives as a threat triggering an allergic reaction. Allergens may come from different sources such as pollens, insects, animal hair and dander or food items. Allergens my be inhaled (e.g. pollen, dander), come in direct contact with the skin or mucous membranes (e.g. latex, poison ivy, oak), be injected (e.g. insect venom) or be ingested (e.g. peanuts, eggs).

Appropriate Responses to Allergens

In individuals who do not suffer from allergies, exposure to allergens triggers a Th1 response. The Th1 response involves the production of specific cytokines, [including interferon-alpha, interferon-gamma and interleukin 12, or IL-12], as well as the generation of killer T cells, a specialized immune cell. These cytokines and killer T cells are believed to be the body’s most potent anti-infective weapons. In addition, protective IgG antibodies are generated that also help rid the body of foreign antigens and allergens. Once a population of Th1 cells specific to a particular antigen or allergen is produced, it persists for a long period of time in the form of memory Th1 cells, even if the antigen or allergen target is eliminated. If another infection by the same pathogen occurs, the immune system is able to react more quickly and powerfully to the infection, because the memory Th1 cells can reproduce immediately. When the Th1 response to an infection is insufficient, chronic disease can result. When the Th1 response is inappropriate, diseases such as rheumatoid arthritis can result, in part from elevated levels of Th1 cytokines.

Allergic Reactions - Inappropriate Responses to Allergens

Allergies are exaggerated reactions of the immune system to certain foreign invaders that it mistakes as a threat to the body. The immune system of allergic patients reacts to natural substances in the same way as if they were harmful substances leading to inflammation of the membranes lining the nose, eye and other parts of the respiratory tract. When an antigen enters the body, the immune system identifies whether the substance is dangerous and in allergic patients it incorrectly identifies a harmless substance (e.g. pollen, animal dander, moulds, eggs, milk, etc.) as dangerous. Allergens my be inhaled (e.g. pollen, dander), come in direct contact with the skin or mucous membranes (e.g. latex, poison ivy, oak), be injected (e.g. insect venom) or be ingested (e.g. peanuts, eggs).

In individuals who suffer from allergies, exposure to an allergen triggers an inappropriate Th2 response, rather than an appropriate Th1 response. The inappropriate Th2 response triggers an immune-mediated cascade of inflammatory events that result in the classic symptoms of allergic disease.

Activation of the Th2 response results in the production of cytokines that attract inflammatory cells such as eosinophils, basophils and mast cells capable of destroying the invading organism. In addition, the Th2 response leads to the production of a specialized antibody, called IgE. IgE has the ability to recognize foreign antigens and allergens at subsequent encounters of the allergen. These IgE molecules bind to high-affinity receptors for IgE on basophiles and/or mast cells. This step in which exposure to an allergen triggers a Th2 response and the production of IgE is called sensitisation.

Subsequent exposure of a sensitised individual to the same allergen induces cross-linking of the IgE molecules bound to mast cells and basophiles in the airways, the stomach and the skin, activating them and causing them to release inflammatory mediators such as histamine, prostaglandins, and leukotrienes. This step, called the immediate hypersensitivity or early-phase reaction, occurs within minutes of re-exposure to the allergen and usually resolves within 1 hour. The released inflammatory mediators affect the blood vessels, mucous glands and bronchial tubes of the patient and usually cause tissue swelling and inflammation.

The release of inflammatory mediators results in the classic symptoms of allergic reactions, including rhinitis, asthma, conjunctivitis, dermatitis and gastroenteritis, as described below. This inflammation is sustained by memory Th2 cells that are reactivated upon subsequent exposures to the allergen, leading to a chronic disease.

Symptoms of Allergic Reactions

The triggering of an allergic reaction is evidenced by symptoms that can affect many different parts of the body:

  Allergic Rhinitis and Sinusitis - Nose and upper respiratory tract causing symptoms such as stuffiness, congestion, runny nose and sneezing. Allergic rhinitis, also called hay fever, is the most common allergic disease and more than 20% of the American population suffer from this condition. Uncontrolled allergic rhinitis may cause the development of allergic asthma.

  Allergic Asthma - Lungs causing congestion, shortness of breath or difficulty breathing, chest pain, wheezing and coughing;

  Allergic Conjunctivitis - Eyes causing redness, watering, swelling and itching or burning;

  Dermatitis and Urticaria - Skin causing rash, redness, hives, swelling and itching;

  Gastroenteritis – Stomach causing nausea, vomiting, diarrhoea and cramps.

Allergic rhinitis is the leading cause of allergic asthma and about 30% of patients with allergic rhinitis develop and are also suffering form allergic asthma.

In rare cases, allergic reactions can result in anaphylaxis. Anaphylaxis is a potentially dangerous allergic reaction affecting two or more body systems. Symptoms of anaphylaxis include hives, itching, swelling or redness of the skin, a drop in blood pressure and/or breathing difficulties. An anaphylactic reaction can quickly progress to life-threatening anaphylactic shock, which is characterized by difficulty breathing and a dangerous drop in blood pressure. Emergency treatment with the drug epinephrine usually reverses symptoms quickly.

Who Suffers from Allergic Reactions?

According to The Allergy Report published by the American Academy of Allergy Asthma & Immunology (the “AAAAI”), an estimated 50 to 60 million US Americans suffer from allergies. According to the European Federation of Allergy and Airways Diseases Patients Association, an estimated 80 million Europeans suffer from allergies. The significance of allergies as a medical problem is demonstrated by the following facts:

  Allergies are the 6th leading cause of chronic disease in the United States, costing the health care system $18 billion annually (AAAAI 1996-2001).

  Allergies are the most frequently reported chronic condition in children, limiting activities for more than 40% of them (AAAAI 1996-2001). The condition accounts for several million days of restricted patient activity and work lost.

  Allergies are a significant and rapidly growing problem in the industrialized world.

The estimated allergy prevalence in the United States and Europe is estimated as follows:

	USA	Europe
	% of allergic	% of allergic
	population	population
Allergics of total population	65 million	87 million
Grasses	56%	52%
House Dust Mites	45%	49%
Ragweed	49%	n.a.
Birch	23%	14%
Weed	n.a.	27%
Cedar, Japanese	10%	n.a.
Cat	39%	30%
Dog	19%	n.a.
Food	10%	11%
Venom	13%	13%

Source: ALK Abelo and Annals of Allergy, Asthma and Immunology

What Are the Current Treatments for Allergic Reactions?

Persons suffering from allergies presently have three key options for management of their allergic symptoms:

  allergen avoidance

  pharmacotherapy drugs to treat allergy symptoms

  allergen specific immunotherapy

Allergen Avoidance

Allergen avoidance is the most effective way to prevent an allergic reaction and to reduce the need for pharmacologic intervention. However, it is almost impossible to completely avoid the pollens, moulds, and dust mites and pet dander (especially from cats or birds) that cause most cases of respiratory allergy. Allergen avoidance is currently the most efficient measure against food allergies although it is difficult with certain allergens, since not only the problem food needs to be avoided but also all products that contain such food or component thereof. Common measures for allergen avoidance include pollen and air filters (air conditioning), bed coverings to avoid house dust mite allergens and strict diets to avoid food allergens.

Pharmacotherapy Drugs to Treat Allergy Symptoms

There are a number of treatments available to reduce the severity of allergic reactions, as well as for the treatment of allergy symptoms. While many of the medications are available over-the-counter (OTC), some require a physician’s prescription. All the compounds and treatments developed so far only address a selection of symptoms of the diseases. The main therapeutic groups are:

  Corticosteroids:

  Corticosteroids are highly effective anti-inflammatory drugs that are used to treat many allergic conditions, including asthma, rhinitis and eczema. They work by reducing inflammation in the airways, opening the breathing tubes and allowing normal respiration. They have a number of potentially serious side-effects, such as osteoporosis, glaucoma, and growth retardation in children when used for systemic treatment.

  Antihistamines:

  Oral antihistamines are drugs that block the effects of histamine, a chemical released during an allergic reaction, and have long been the mainstay of drug treatment for allergic rhinitis. Antihistamines rapidly and significantly control sneezing and other symptoms of rhinitis, as well as alleviating related symptoms in the eyes and throat. Antihistamines are sold under a variety of generic and brand names in both over-the- counter and prescription form. Side effects are sedation and motoric and cognitive impairment due to their ability to penetrate the blood-brain barrier and their antiserotonin and anticholinergic effects. Side effects of antihistamines are more pronounced in children and in the elderly population.

  Decongestants:

  Decongestants are agents that relieve symptoms associated with nasal swelling, congestion and mucus secretion. Decongestants are often used to treat symptoms associated with allergic rhinitis, allergic conjunctivitis and sinusitis. Most decongestants are available over-the-counter (OTC) in tablets, capsules, liquid, eye drops and nasal sprays. Their potential side-effects include atrophy of the nasal mucosa, hypertension, restlessness, agitation, tremor, headache, insomnia, urinary obstruction, and changes in cardiac rhythm. One of the two commonly used oral decongestants, phenylpropanolamine, was recently deemed unsafe by the Food and Drug Administration (CPR 2003). The other, pseudoephedrine, remains available in the US.

  Bronchodilators:

  Bronchodilators are medications used to relieve breathing problems such as shortness of breath or wheezing and the sensation of chest tightness. They are often prescribed for patients suffering from asthma, chronic obstructive pulmonary disease (COPD) or other lung diseases. Bronchodilators are usually short acting and are used for quick relief of symptoms, but they also come as control medication are long acting medications taken daily to prevent breathing difficulties from occurring and to prevent long-term damage to the airways. They come in several forms, including pills, liquids, injection or in an inhaler and are available both over-the-counter and by prescription. Side effects of bronchodilators include abnormal heart rhythms, chest pain, headache and worsening of symptoms.

  Monoclonal antibodies:

  Anti-IgE antibody treatments are a new type of therapy used to reduce asthma symptoms caused by allergies. Anti-IgE antibody therapy disrupts the sequence of events that cause an allergic reaction, known as allergic cascade, by binding to IgE on the same site as the natural IgE receptors on cells. Anti-IgE antibody treatment causes a reduction in total serum IgE in atopic patients, which attenuates the amount of antigen-specific IgE that can bind to and sensitize tissue mast cells and basophiles. The drug is administered through injection every two to four weeks to treat moderate to severe asthma in patients where the disease is not adequately controlled with corticosteroids. Side effects of antibody treatment include increase of viral infections and upper respiratory tract infections, sinusitis and pharyngitis. Since this therapy has only been available for a short period of time, the long-term effects of the treatment are still unclear. In addition, the current cost of antibody treatment is prohibitive for a broad application to treat allergic diseases.

In summary, there are several treatment alternatives to reduce the symptoms of allergic diseases, but none of these drugs tackles the underlying cause of and cures the allergy. While most of these drugs are relatively well tolerated and have acceptable safety profiles, their efficacy in reducing allergy symptoms is not optimal and most of these drugs have to be taken for as long as the symptoms last, i.e. sometimes the whole allergy season or even year-round for certain allergies.

Allergen Specific Immunotherapy

Immunotherapy or desensitization is currently the only treatment which is capable of curing allergic diseases caused by substances such as grass and tree pollen, house dust mites and bee venom. Immunotherapy involves the subcutaneous (beneath the skin) injection of gradually increasing doses of the allergen extract to which the person is allergic. The incremental increase of the allergen results in a decreasing sensitivity of the immune system to the substance, by inducing among others the production of "blocking" IgG antibodies, which bind to the allergen upon re-exposure. This binding prevents the allergen-specific IgE antibodies of the allergic patient to bind to the allergen and thereby reduces or prevents the allergic symptoms. According to the World Health Organization (WHO), allergen immunotherapy is the only treatment of allergic rhinitis that can provide permanent symptom improvement and prevent allergic rhinitis to progress to allergic asthma.

Allergy immunotherapy is usually recommended when other treatments fail, in severe cases of allergy or to patients who have life-threatening reactions to insect stings. Before starting treatment, the physician and the patient identify trigger factors for allergic symptoms. Skin and serologic tests to measure the level of allergen-specific IgE antibodies of a patient are performed to confirm the specific allergens to which the patient is sensitized. In the initial phase of immunotherapy, the patient receives weekly injections of increasing doses of the allergen, followed by a course of monthly injections over a period of several years. The patient is typically monitored for the occurrence of allergic reactions to the therapy for 30 to 60 minutes after each injection at the allergologist’s practice. The usual reactions which occur in 30% to 40% of all patients receiving immunotherapy include triggering of allergic rhinitis or asthma symptoms, itching or hives and burning, stinging or redness at the injection site. These symptoms usually resolve within 4 to 8 hours after the injection. In rare instances (~ 1 in 2 million injections) anaphylactic shock occurs, which is a life-threatening whole-body allergic reaction that demands immediate medical attention.

Specific immunotherapy patients generally do not notice improvement right away and it can take up to a year before they notice any significant change in symptoms. However, those who undergo a full regimen of allergy immunotherapy report high success rates in the treatment of allergic rhinitis. According to a study published in the Annals of Allergy, Asthma & Immunology:

  81% of patients felt the therapy had been a success

  emergency room visits declined by 68%

  days lost from school dropped by 75%

However, not all patients with allergies and asthma are candidates for allergen immunotherapy. The process is time consuming, inconvenient and not effective in every patient. In addition, the potential safety risks associated with allergen immunotherapy have to be considered. Therefore, physicians will generally try other forms of treatment before recommending immunotherapy. Allergen immunotherapy is currently not used to treat food allergies and allergies caused by latex and drugs.

These factors contribute to the low compliance and high drop-out rates of patients undergoing allergen immunotherapy which has been reported to be as high as 30% to 40%. Due to the shortcomings of current allergen immunotherapy, today only about 1% to 2% of all allergic patients receive allergen specific immunotherapy to cure their allergies.

OUR MAT TECHNOLOGY

MAT Immunotherapeutics

Our concept for immunotherapy is based on the induction of a highly efficient immune response via an increased presentation of allergen molecules to the immune system. This concept employs the intralymphatic administration of our proprietary Modular-Antigen-Transporter (MAT) molecules.

Our MAT therapeutics are designed to compensate for the deviation towards a Th2 response in individuals who suffer from allergies by boosting selectively the Th1 response when an allergen is presented to the immune system. Our MAT therapeutics are molecules that consist of three functional elements, as described in the figure below:

  A translocation module which enables the MAT molecule to pass through the cell membrane and to get into antigen-presenting cells (APC). These cells are the critical cells of the immune response responsible for processing of the allergen and for the stimulation of a specific immune response to such allergen.

  A targeting module, which directs the processing of the MAT molecule within the APC and which improves the presentation of the allergen and its components to the immune system thereby inducing an efficient protective immune response (Th1).

  A module containing the allergen to which the patient is allergic which determines the specificity of the induced immune response.

Intralymphatic injection of MAT immunotherapeutics

In order to achieve the maximum therapeutic effect, our MAT therapeutics must induce the strongest immune response possible. In order to achieve this objective, our MAT therapeutics have to be taken up by antigen presenting cells in the immune system. These antigen presenting cells are primarily located in the lymph system. Therefore, we plan to apply an innovative route of drug administration by injecting MAT based immunotherapeutics directly into the lymph node of patients.

This route of administration has been extensively tested in clinical studies for specific immunotherapy. The allergy unit of the University Hospital Zurich has performed more than 300 intranodal injections with allergen extracts (bee venom, grass pollen, tree pollen) and another approx. 200 intranodal injections have been performed in several allergy centers in Europe, Canada and Australia (using bee venom). An intranodal injection is an injection whereby the allergen is administered directly into the lymph node by injection with a needle.

Although injection into a lymph node sounds painful, it is not. The injected lymph nodes, located in the subcutaneous fat of the upper outer quadrant of the groin are on average only around 5mm underneath the skin surface. The capsule of a lymph node is poorly innervated (meaning that it does not contain many nerves) and the patient cannot feel the needle puncturing the lymph node. Thus, to the patient an intranodal injection is no more painful than a subcutaneous injection.

MAT Molecules as Immunotherapeutics to treat Allergic Diseases

We believe that intralymphatic administration of MAT molecules directed against allergic diseases represent an ideal target for product development since current vaccination therapies, except for insect sting allergies, suffer from a bad compliance due to:

  the long treatment time spanning several years which requires administration of 50-80 injections, and unfavorable safety profiles of the currently administered immunotherapeutics.

We theorize that intralymphatic administration of MAT molecules will have the following advantages over other treatment alternatives:

  Reduction of the number of injections required: Immunotherapy with MAT immunotherapeutics for allergic diseases will only require administration of 3 injections. This would represent a vast improvement compared to the 50 to 80 injections with current protocols.

  Reduction of adverse events: The adverse events of immunotherapy which are allergic reactions including anaphylactic shock will be significantly reduced due to the route of administration, mode of action and dosage of MAT products, as discussed more fully below under “Competition”.

  Rapid therapeutic effect: Cure of allergic disease will be achieved within several weeks as opposed to two to three years with common protocols.

If we successfully develop our MAT molecules for the treatment of allergies, we expect our treatment will result in the following benefits:

  higher patient compliance,

  fewer side effects – more efficacious,

  broader general acceptance of allergy immunotherapy,

  reduced overall costs of allergen immunotherapy due to fewer required doctor visits and reduced use of symptomatic drugs, and broader treatment and availability due to lower cost.

PRECLINICAL PROOF OF PRINCIPLE

We theorize that vaccination with MAT therapeutics will be effective after only three injections with no or very low side effects and has therefore high potential to serve the unmet market demand for a new causative therapeutic treatment of IgE mediated allergies. We have conducted preclinical tests in order to start the process of investigating whether MAT therapeutics will offer an effective alternative to currently available immunotherapeutics. These preclinical tests are described below. As described below under “Government Regulation”, we will be required to undertake substantial clinical tests in order to complete our investigations and there is no assurance that we will be successful at any stage of our investigations.

Immunologic responses to MAT immunotherapeutics ex-vivo

The first assessments of the efficacy of the MAT immunotherapeutics developed were performed by Prof. Reto Crameri at the Swiss Institute for Asthma and Allergy Research in Davos, Switzerland. These tests are considered “ex-vivo” tests as they take place outside a living body.

The tests were conducted using cell cultures derived from peripheral blood mononuclear cells (PBMC) isolated from blood of allergic patients. The experiments compared the immunological responses resulting when MAT molecules containing an allergen were introduced compared to when a recombinant allergen was introduced. The recombinant allergen is the molecule that contains solely the allergen component of a MAT molecule and lacks the translocation and the targeting module. The results of the experiment demonstrated that the MAT molecules stimulate T-cell proliferation in PBMCs of allergic patients at much lower (about 1/10 to 1/100) concentrations compared to the proliferation induced by the corresponding recombinant allergens. This indicates an increase antigen presentation of MAT molecules to T cells. In addition, cytokine release experiments applying MAT molecules to PBMCs of allergic patients indicated a strong bias towards the desired Th1 type immune response.

In-vivo efficacy of MAT molecules

The initial “in-vivo” tests of MAT molecules were undertaken by the University Hospital Zurich in Switzerland. These tests are considered “in-vivo” tests as they were undertaken on living animals, in this case mice.

The University Hospital Zurich developed an in vivo sensitisation model for cat dander extract in mice to evaluate the efficacy of immunization using the intralymphatic administration of different allergens. In the course of these experiments mice were sensitised by multiple weekly injections of cat dander extract over a period of eight weeks. The sensitisation was indicated by a strong increase in allergen specific IgE antibodies. After the sensitisation period, the mice were then treated with three intralymphatic immunotherapy injections: (I) an untreated control, (II) recombinant Fel d1 protein, which is the principal allergen in cat dander; (III) cat dander extract; (IV) a MAT molecule incorporating the Fel d1 allergen. The effect of allergen specific immunotherapy of the animals was indicated by an increase of allergen specific IgG antibodies. A last group of mice was neither sensitised nor desensitised, in order to provide a control group. Finally, the mice were injected with a high dose of cat hair extract and their change of body temperature within 30 minutes of challenge was measured. This procedure mimics natural systemic allergic or anaphylactic reactions in humans.

The results of the experiment indicated that non-treated animals that had been sensitized showed clear anaphylaxis evidenced by a temperature drop of about 2°C. Animals treated with MAT-Fel d1 (IVN201) did not show any drop of body temperature, while animals treated with recombinant allergen or cat dander extract showed a similar drop in body temperature as non-treated animals. We believe that the data of this experiment provide strong evidence that the immune response induced by MAT immunotherapy is effective in preventing allergic symptoms.

Safety of MAT molecules in ex vivo experiments

An ex-vivo study designed to test the safety of MAT molecules has also been completed. In this study with blood from 10 patents allergic to cat dander the safety of IVN201, our initial MAT molecule, in comparison to recombinant allergen and cat dander extract was assessed. The results of this study indicated that the use of IVN201 for specific immunotherapy in allergic patients might be safer than using specific immunotherapy with recombinant allergen or cat dander extract and would not cause systemic allergic side effects.

OUR PRODUCT DEVELOPMENT

Our initial product in development is a MAT molecule known as IVN201. This molecule incorporates the Fel d1 allergen which is the primary allergen in cat dander. Our objective is to develop a vaccine incorporating our IVN201 molecule that can be used for the treatment of allergies to household cats using intralymphatic injection.

Cat-MAT - Immunotherapy to treat Cat Dander Allergy (IVN201)

Exposure to airborne particles originating from household cats is a common cause of IgE-mediated allergy. The severity of the symptoms ranges from mild rhinitis and conjunctivitis to potentially life-threatening exacerbations in asthmatic patients. Cat dander allergy is one of the most significant causes of symptoms within the allergic population (39% in the USA and 30% in Europe). There are currently about 50 million patients suffering form allergies against cat dander in the USA and in Europe. The current treatment of cat allergy is by specific immunotherapy using injection of dander extracts. This current treatment suffers from unacceptable adverse reactions when efficacious allergen doses are used and therefore it is only administered in rare occasions. Accordingly, we believe that there is a current unmet medical need to provide a safe and efficacious immunotherapy to treat cat dander allergy.

Although patients are occasionally sensitized to several different molecules present in cat dander and pelts, the primary allergy causing molecule is the major allergen Fel d1. In fact more than 80% of cat allergy patients exhibit IgE antibodies to this potent allergen. Thus, we believe that the allergen molecule Fel d1 represents an ideal candidate for development as MAT based immunotherapeutic. Our product candidate, IVN201, contains the two polypeptide chains constituting Fel d1 in one fusion molecule. These two polypeptide chains constitute a recombinant protein molecules which mimics the structure and allergenic activity of the native Fel d1 protein. This is important as the recombinant Fel d1 with structures and functional activities of the native Fel d1 protein is difficult to manufacture at reasonable costs and commercial scale. To address this factor, we have obtained the proprietary rights to produce recombinant Fel d1 with activities comparable to the native protein.

Preclinical Development

We are undertaking a program of preclinical development for IVN201 which has been designed to fulfill the ethical and regulatory requirements for approval of clinical studies. The following preclinical studies have been completed:

  Immunogenicity studies of IVN201 in mice: In these studies, we demonstrated that IVN201 has a dose dependent effect on immunogenicity and identified an optimal dose level. In addition, the immunogenicity studies demonstrated that the maximum immunogenicity is induced after three intralymphatic administrations of IVN201.

  Demonstration of efficacy in in-vivo sensitization model for cat dander extract in mice: We completed a study in an in-vivo sensitization model for cat dander extract (termed an “anaphylaxis mouse model”) which indicates that intralymphatic administration of IVN201 induces an effective immune response which protects animals from anaphylaxis.

  GMP compliant validated production protocol: In collaboration with a contract manufacturing organization we have developed a GMP compliant validated production protocol for the manufacture of clinical grade material of IVN201.

The following preclinical studies are currently ongoing and are expected to be completed before the end of 2006:

  Demonstration of stability of the product: Studies to assess the stability of IVN201 are currently being undertaken by Strathmann Biotech, our contract manufacturing organization.

  Toxicological testing with GMP material: Studies to assess toxicity of IVN201 in rodents are currently being conducted by a contract research organization. The aim of these toxicology studies is to demonstrate that IVN201 does not cause any toxic effects in rodents, even if massive overdoses (10 to 100 fold of human dose) are administered.

We have discussed our preclinical development plan with the Paul Ehrlich Institute (PEI) in Langen, Germany. The Paul Ehrlich Institute is the German federal authority that regulates the research, development and marketing of vaccines and biopharmaceutical drugs in Germany. The Paul Ehrlich Institute has advised us that, subject to successful completion of our preclinical development program, our preclinical development program will be considered sufficient for the Paul Ehrlich Institute to grant us permission to conduct clinical studies with IVN201.

Clinical Development

We have developed a clinical development program for IVN201. This clinical development program has been designed with the objective of enabling us to meet the requirements for regulatory approvals for marketing of IVN201 in the European Union and the United States if our clinical tests are successfully completed.

All clinical studies will be performed in full accordance with the international guidelines for Good Clinical Practice (GCP), the latest version of the Declaration of Helsinki, as well as local legal and ethical regulations for the investigative studies. Special attention will be paid to ethical considerations in special patient populations, such as children, in particular with regard to challenge tests or placebo controls.

Our clinical development plan includes the following studies:

IVN-CAT-01a

The objective of this study is to determine the concentrations at which IVN201 degranulates basophils of cat dander allergic patients, in comparison to cat dander extract and to Fel d1 alone. This study shall provide safety information for the dosing of IVN201 in the clinical studies that will follow this initial study. This study received approval from the ethical committee at the University Hospital in Zürich and was started in August 2005. The first part of the study was completed in November 2005. The second part of the study started in August 2006 and is expected to be completed by the end of 2006. Clinical development work was performed at the University Hospital Zurch and the study was managed and monitored by IKFE under our master services agreement with IKFE, as described in greater detail below.

This study was an “ex-vivo” study that used blood from 10 patients allergic to cat dander to assess the safety of IVN201 in comparison to recombinant allergen and cat dander extract using a test known as a “cellular antigen stimulation test” (CAST). This study concluded that the use of IVN201 in allergic patients for specific immunotherapy might be safer when compared to specific immunotherapy using recombinant allergen and cat dander extract and may not cause systemic allergic side effects.

IVN-CAT-001b

This study is planned to evaluate IVN201 using a novel treatment schedule consisting of three biweekly intralymphatic injections in patients allergic to cat dander. The main objectives of this placebo controlled study are:

  to assess the safety and immunogenicity of IVN201 immunotherapy;

  to establish the allergen specific provocation tests (skin prick, intradermal and nasal),

  to assess the efficacy of IVN201 immunotherapy using skin prick, intradermal and nasal allergen provocation tests,

  to estimate the patient numbers required to demonstrate dose-dependent efficacy in the IVN-CAT-002 study.

This study will include a total of 20 patients allergic to cat dander extract, 12 of which will receive the IVN201 immunotherapy and 8 will receive placebo. Since this will be the first time IVN201 immunotherapy is administered to humans, the primary objective of this study is to assess the safety and tolerability of the treatment regimen. In addition, all patients will undergo allergen specific provocation tests (skin prick, intradermal and nasal), before and after treatment. The efficacy of the immunotherapy will be determined by an increased tolerance of the allergen in the respective provocation tests after therapy. A detailed immunological analysis of the patients’ serum will be performed in order to closely follow any changes of important immunological parameters during the study. The results of this study are expected to provide important information regarding the number of patients required for the subsequent dose-finding study, which will be the Company’s first clinical study with IVN201 which will be relevant for regulatory approval of the product.

The study protocol and an investigator’s brochure have been submitted to the ethical committee of the University of Zürich. We have not received a response from the ethical committee to date. We expect to start this study at the Dermatology unit of the University Hospital Zurich by the end of 2006. This study is expected to last for about six months to nine months. This study will provide us with our first “proof-of-concept” data for IVN immunotherapy, indicating the immunogenicity and the efficacy of MAT immunotherapy to treat cat dander allergy. We expect to receive this data in the first half of 2007.

The results of this study will provide the necessary information required for a “go/no go” key decision for the whole program. The decision is termed a “go/no go” decision due to the fact that if results of this study indicate that MAT immunotherapy is neither immunogenic nor efficacious in allergic patients, there will not be any justification to proceed with further clinical testing and we will be forced to abandon IVN201 as a product candidate for the treatment of allergies to cat dander.

IVN-CAT-02

The IVN-CAT-02 study will be designed to evaluate the safety, immunogenicity and efficacy of the IVN201 immunotherapy in comparison to placebo vaccinations. The study size is dependent on the results of the IVN-CAT001b study and it is currently expected to be between 60 and 120 patients. We anticipate that the study would be carried out at multiple centers in Switzerland and Germany.

In this study, three different dose levels of IVN201 immunotherapy will be evaluated in comparison to a placebo. All patients of the study will undergo allergen specific provocation tests (skin prick, intradermal and nasal), before and after treatment. Efficacy of the immunotherapy will be determined by an increased tolerance of the allergen in the respective provocation tests after therapy. A detailed immunological analysis of the patients’ serum will be performed in order to closely follow any changes of important immunological parameters during the study. We expect that the results of this study will enable us to establish the optimal effective dose of IVN 201 for successful immunotherapy. This dose would then be evaluated in a pivotal Phase III study in a larger number of patients. The exact number of patients can not be projected at this stage and will be determined based on the results of the IVN-CAT-02 study.

We will be required to file an Investigational Medicinal Product Dossier (IMPD) with the Paul Ehrlich Institute in Germany prior to commencement of this study. We anticipate that the IMPD would be filed by the end of 2006 or early 2007. The IMPC is similar to the Investigational New Drug Application (IND) that will ultimately have to be filed with the FDA. Due to this filing we anticipate that the IVN-CAT-02 study will not start until the first half of 2007, at the earliest. We anticipate that the study will be completed within approximately nine months of its start.

European Phase III studies

The design of the IVN-CAT-02 study has been discussed with the Paul-Ehrlich Institute (PEI). The PEI concurred that the design and objectives of this study is sufficient to demonstrate clinical proof-of-concept and, subject to successful completion, is sufficient to continue clinical development of the product in Phase III clinical studies. The PEI suggested requesting scientific advice from the EMEA for the design of Phase III clinical studies, since there are currently no immunotherapeutics for cat dander allergy approved across Europe. Therefore, it might be possible, that a single (or maybe two) clinical Phase III trials with IVN201 and placebo as control in 250 to 500 patients might be sufficient for product registration in Europe. The Company intends to request a scientific advice meeting with the EMEA as soon as first results of the IVN-CAT-02 study are available, presuming that the results of the IVN-CAT-02 study indicate that further development is warranted. Therefore, the exact designs and objectives of studies subsequent to the IVN-CAT-02 study will be adapted based on discussions of the program and data from the IVN-CAT02 study with EMEA.

Planned Clinical Development of IVN201 in the USA

After completion of the IVN-CAT-01b study, we plan to actively pursue the preclinical and clinical development of IVN201 for the US market, presuming that the results of the IVN-CAT-01b study are positive. In order to do so, we expect that we will have to conduct additional safety and toxicity studies in a second animal species before we can file an investigational new drug (“IND”) application with the FDA. Prior to commencing these studies, we anticipate that we will conduct a pre-IND meeting with the FDA to determine which preclinical studies have to be completed. We anticipate that we would discuss the detailed design of the first clinical study to be conducted in the US with the FDA at this pre-IND meeting. It could be possible that the FDA would not require us to conduct any additional safety studies, since a reasonable extensive safety data package form the European studies would be available at the time of commencement of first clinical trials in the US. However, we cannot provide any assurance that this would be the case. Due to these factors, we will not be able to make any exact projections about the clinical trial design for the US studies until such time as we have completed the pre-IND meeting with the FDA.

Possible Clinical Development of IVN201 for Allergic Asthma

Provided the favorable safety profile of IVN201 can be demonstrated in a large number of patients in the initial clinical studies (IVN-CAT-01b, IVN-CAT-02, IVN-CAT-03), we plan to evaluate the clinical development of IVN201 for the treatment of intermittent and moderate persistent allergic asthma. This potential treatment could provide a significant opportunity for the commercialization of IVN201 because patients suffering from moderate to severe allergic asthma are currently not treated with allergen immunotherapy due to an unfavorable risk benefit ratio.

Clinical Development Agreement with IKFE

ImVisioN GmbH entered into a master services agreement with IKFE, one of our collaboration partners, in May 2005. This agreement was effective as of March 1, 2005. Under the terms of this agreement, IKFE has agreed to provide regulatory and clinical trial support for the development of our IVN201 candidate. These services will include the completion of the clinical development plans by IKFE as an independent contract research organization. To date, this work has included completion of the IVN-CAT-01a study. Future work contemplated under this agreement includes our planned IVN-CAT-01b and IVN-CAT-02 studies. A work order has been agreed upon for the IVN-CAT-01b. Clinical development work is to be carried out by IKFE in accordance with GCP (Good Clinical Practice) standards. Under this agreement, we will agree with IKFE on work orders that will describe the work to be performed for each clinical study project to be completed under the master services agreement. Each work order will define the pre-study, study and post study activities associated with each clinical study project and will reflect the fee for each phase of the clinical study project that we are required to pay to IKFE. To date, we have agreed with IKFE on work orders for the IVN-CAT-01a and IVN-CAT-01b studies.

Manufacturing Agreement with Strathmann Biotec

ImVisioN GmbH entered into an agreement with Strathmann Biotec, one of our collaboration partners, on August 22, 2005 for strain development, process development and manufacturing of clinical grade material of a Fel d1 MAT fusion protein. The purpose of the project is to provide the clinical grade IVN 201 that we require in order to complete clinical trials of IVN 201. The project is divided into three phases. In the first phase, a production strain for the manufacturing of the MAT molecule will be established. In second phase, the production strain will be used to establish a process for production of the IVN 201. In the third phase, the process will be transferred to Strathmann Biotec’s GMP facility in Hannover for the manufacturing of IVN 201 under GMP conditions. As consideration, ImVisionN GmbH must make payments totalling €718,000 in accordance with a payment schedule based on the achievement of certain development milestones, plus material costs. A total of €477,000 has been paid to date. To date, the initial two phases have been completed. An additional €49,000 will be payable under the agreement if an additional consistency run is required.

Birch–MAT Immunotherapy to treat birch pollen allergy

Our initial product candidate for the treatment of allergies to birch pollen is known as Birch-MAT.

The prevalence of birch pollen allergy has been determined in epidemiological studies to be rather high in the general population. It is estimated that there are about 15 million patients in the USA and 12 million patients in Europe who suffer from birch pollen allergy. Thus, we believe that there is potential for the commercialization of a MAT based immunotherapy to treat this seasonal allergy.

The main allergen determinant of birch pollen is Bet v 1, a protein present in birch pollen. We have selected this protein as the “allergen-module” of Birch-MAT, our product candidate for the treatment of allergies to birch pollen. Bet v 1 represents one of the most important environmental allergens and is recognized by more than 25% of allergic individuals and 95% of birch pollen allergic patients. We have also incorporated Bet v 2, another allergen, into the Birch-MAT molecule as this allergen is recognized by the immune system of many birch pollen allergic individuals. We also believe that Birch-MAT with Bet v1 and Bet v 2 allergen modules may treat a broad spectrum of food allergies due to the associations between many food allergies and pollen allergens.

The currently applied medication for specific immunotherapy involves the injection of extracts from naturally occurring pollen. This treatment is characterised by poor standardisation and purity in terms of active ingredients, which results in the risk of new allergies being induced by treatment. Major allergen contents in extracts of pollen commercialised by different manufacturers may differ as much as 20 times when analysed by accepted methods. This makes specific immunotherapy with pollen extracts prone to induce systemic side effects, since proper dosage of the allergen is of major importance in specific immunotherapy.

Our Birch-MAT candidate is currently in the preclinical research stage. With the preliminary product candidate, we have already obtained promising data in ex-vivo studies that indicate that Birch-MAT triggers a more favourable immune response as compared to recombinant Bet v 1.

Currently, we are preparing to conduct further in-vivo preclinical studies in order to assess the safety and efficacy of the new MAT molecules.

1.	A mouse anaphylaxis model in which mice sensitised to birch pollen will be administered the Birch-MAT candidate in order to evaluate the efficacy of the candidate.

2.

A mouse model of allergic airway inflammation in which the efficacy of the Birch-MAT candidate against asthmatic disease, which is a common life threatening result of allergic disease, will be evaluated.

Our objective is to identify the clinical product candidate for Birch-MAT in the second quarter of 2007. If this objective is met, then our objective would be to complete preclinical development and start Phase I/II clinical studies to demonstrate immunogenicity and efficacy in the third quarter of 2008.

Our preclinical testing will be co-funded through a grant from BMBF (German Ministry for Education and Research) until the identification of a clinical product candidate. We will be required to provide the funding for the further preclinical development and clinical development of this product candidate.

Mite–MAT Immunotherapy to treat house dust mite allergy

Our initial product candidate for the treatment of allergies to house dust mites is known as Mite-MAT. It is estimated that there are about 30 million patients in the USA and 43 million patients in Europe who suffer from house dust mite allergies.

Der p 1 and Der p 2 are the two main allergens causing the symptoms in house-dust mite allergic patients. About 80% of patients who are allergic to house dust mites are sensitized to the Der p 1 and Der p 2 allergens. Therefore, we have selected these allergens as the “allergen modules” for Mite-MAT.

Our Mite-MAT candidate is currently in the preclinical research stage. With the preliminary product candidate, we have already obtained promising data in ex-vivo studies that indicate that Mite-MAT triggers a more favourable immune response as compared to recombinant Der p 1.

We plan to evaluate our Mite-MAT candidates in two efficacy and safety studies:

1.	A mouse anaphylaxis model in which mice sensitised to house dust mite extract will be administered the Mite-MAT candidate in order to evaluate the efficacy of the candidate.

2.	A mouse model of allergic airway inflammation in which the efficacy of the Mite-MAT candidate against asthmatic diseases will be evaluated.

Our objective is to identify the clinical product candidate for Mite-MAT in the second quarter of 2007. If this objective is met, then our objective would be to complete preclinical development and to start Phase I/II clinical studies to demonstrate immunogenicity and efficacy in the third quarter of 2008.

As with Birch-MAT, our preclinical testing will be co-funded through a grant from BMBF until the identification of a clinical product candidate. We will be required to provide the funding for the further preclinical development and clinical development of this product candidate.

GOVERNMENT REGULATION

The advertising, labelling, storage, record-keeping, safety, efficacy, research, development, testing, manufacture, promotion, marketing and distribution of our potential immunotherapy products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. In the U.S., pharmaceutical products are subject to rigorous review by the Food and Drug Administration (FDA) under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations. In Europe, pharmaceutical products are subject to review the European Agency for the Evaluation of Medicinal Products (EMEA). In Germany, the Paul Ehrlich Institute is the German government authority responsible for the regulation of the research, development and marketing of pharmaceutical drugs within Germany. In Switzerland, SwissMedic is the responsible regulatory authority.

At present, foreign marketing authorizations are applied for at a national level, although within the European Union central registration procedures are mandatory for biotechnology and some other novel drugs and are available to companies wishing to market a product in more than one European Union member state. The regulatory authority generally will grant marketing authorization if it is satisfied that we have presented it with adequate evidence of safety, quality and efficacy.

Regulatory Approval Process

The steps ordinarily required by government regulatory authorities before a new drug or biologic may be marketed include:

  completion of preclinical laboratory tests, preclinical trials and formulation studies;

  submission of an investigational new drug application, or IND, to the FDA or an Investigational Medicinal Product Dossier (IMPD) to the EMEA for a new drug or biologic which must become effective before clinical trials may begin;

  performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug or biologic for each proposed indication;

  the submission of a biologics license application, or BLA, to the FDA or a single marketing authorization application to the EMEA; and

  FDA review and approval of the BLA or a single market authorization issued by the European Commission (after evaluation carried out through the EMEA’s Committee for Medicinal Products for Human Use) before any commercial marketing, sale or shipment of the drug.

To secure government approval, we must submit extensive non-clinical and clinical data, manufacturing information, and other supporting information to each government agency for each indication to establish a product candidate’s safety and efficacy. The number of preclinical studies and clinical trials that will be required for each government agency approval varies depending on the product candidate, the disease or condition for which the product candidate is in development and regulations applicable to any particular drug candidate.

Non-clinical studies involve laboratory evaluation of product characteristics and animal studies to assess the initial efficacy and safety of the product. The FDA, under its good laboratory practices regulations, regulates non-clinical studies. Violations of these regulations can, in some cases, lead to invalidation of those studies, requiring these studies to be replicated. The results of the non-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an investigational new drug application (IND) and to the EMEA as part of the Investigational Medicinal Product Dossier (IMPD), which must be approved by the FDA or EMEA, respectively, before we can commence clinical investigations in humans. Unless the FDA or EMEA objects to an IND or IMPD, the respective documents will become effective 30 days following its receipt by the respective regulatory authority. Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. We must conduct our clinical trials in accordance with good clinical practice under protocols submitted to the FDA and/or EMEA as part of the investigational new drug application or IMPD. In addition, each clinical trial must be approved and conducted under the auspices of an investigational review board and with patient informed consent. The investigational review board will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

The stages of the regulatory process include research and preclinical studies and clinical trials in three sequential phases that may overlap. Research and preclinical studies do not involve the introduction of a product candidate in human subjects. These activities involve identification of potential product candidates, modification of promising candidates to optimize their biological activity, as well as preclinical studies to assess safety and effectiveness in animals. In clinical trials, the product candidate is administered to humans. Phase I clinical trials typically involve the administration of a product candidate into a small group of healthy human subjects. These trials are the first attempt to evaluate a drug’s safety, determine a safe dose range and identify side effects. During Phase II trials, the product candidate is introduced into patients who suffer from the medical condition that the product candidate is intended to treat. Phase II studies are designed to evaluate whether a product candidate shows evidence of effectiveness, to further evaluate dosage, and to identify possible adverse effects and safety risks. When Phase II evaluations demonstrate that a product candidate appears to be both safe and effective, Phase III trials are undertaken to confirm a product candidate’s effectiveness and to test for safety in an expanded patient population. If the results of Phase III trials appear to confirm effectiveness and safety, the data gathered in all phases of clinical trials form the basis for an application for FDA, EMEA or other regulatory approval of the product candidate.

Outside the U.S. and EU, our ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country.

Good Manufacturing Practice Regulations

We and all of our contract manufacturers are required to comply with the applicable FDA current good manufacturing practice (GMP) regulations. Manufacturers of biologics also must comply with FDA’s general biological product standards. Good manufacturing practice regulations require quality control and quality assurance as well as the corresponding maintenance of records and documentation. Prior to granting product approval, the FDA must determine that our or our third party contractor’s manufacturing facilities meet good manufacturing practice requirements before we can use them in the commercial manufacture of our products. In addition, our facilities will be subject to periodic inspections by the FDA for continued compliance with good manufacturing practice requirements following product approval. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labelling changes or in product removal. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product.

Additional Government Regulations

We are also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research. We cannot accurately predict the extent of government regulation that might result from any future legislation or administrative action.

INTELLECTUAL PROPERTY

General

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents. However, even patent protection may not always afford complete protection against competitors who seek to circumvent patents. See “Risk Factors - Risks Relating to Our Business - If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.”

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how which is not patentable, and for inventions for which patents may be difficult to enforce, we rely and intend to rely in the future on trade secret protection and confidentiality agreements to protect our interests.

MAT Technology Platform

The intellectual property underlying our MAT technology platform and products is the subject of a patent application which was submitted by BioVisioN to the European Patent Office (EPO) on October 11, 2002. A follow-up PCT application was filed by BioVisioN on October 9, 2003. Filing of the PCT application gives us the right to apply for the same patent nearly worldwide. These patent applications are:

  Patent application EP 1 408 114 A entitled “Modular antigen transporter molecules (MAT molecules) for modulating immune reactions, associated constructs, methods and uses thereof”

  Patent application WO 2004/035793 entitled “Modular antigen transporter molecules for modulating immune reactions, associated constructs, methods and uses thereof”

Each of these patent applications have been published. Our patent applications claim the principle of MAT molecules in broad language. In the patent application MAT molecules include at least the following three modules: (i) Translocation module, a peptide sequence which promotes the transport of the extracellularly supplied MAT molecule into the cytosol of a cell. (ii) Targeting module, a peptide sequence which promotes the intracellular transport of the MAT molecule to those compartments within the cell, which are involved in antigen processing and presentation. (iii) Antigen module, a peptide sequence which elicits an immune response.

Each of these patents were transferred by BioVisioN to ImVisioN GmbH pursuant to the patent and know-how purchasing agreement dated March 31, 2005, as described above. Neither of these patent applications has been granted to date. The European patent application is in the final examination phase while the WTO patent application is currently under examination. There is no assurance that patents will be granted or, if granted, that the patent claims will not be limited.

The priority application (EP 1 408 114 A) has already been re-submitted to the EPO under the “pace protocol” and in a modified more focused version to obtain a rapid patent protection of the distinct molecule. In parallel the PCT application is further processed to obtain the original, broad and full scope of world-wide protection for the invention, which is not limited to certain translocation, targeting or antigen modules.

Patent Application for Recombinant Fel d1 Protein

In March 2005, ImVisioN GmbH purchased from Productomics AG the patent applications GB 0309345.7 and WO 2004/094639 A2 entitled “A recombinant Allergen”. These patent applications relate to a recombinant Fel d1 protein (2 + 1) which has the same molecular structure and biological activity as native Fel d1. Since it has been very difficult and economically not feasible to manufacture sufficient amounts of recombinant, biologically active Fel d1, we believe that this patent is critical to us to enable the recombinant production of biologically active Fel d1 in IVN201. The transfer of the patent rights was agreed to be effective January 31, 2005.

As consideration for the transfer of the patent rights, ImVisioN GmbH paid an initial amount of €20,000 (equal to $25,832 based on an exchange rate of $1.29/1.00 EUR) and has agreed to make future payments upon achievement of certain development milestones. None of the development milestones has been met to date. ImVisioN GmbH has also agreed to pay royalties to Productomics on net sales of products based on the patent rights. The amount of the royalty is percentage of annual sales that is dependent upon aggregate annual net sales.

MannKind License Agreement

We entered into a license agreement with MannKind Corporation dated February 8, 2006 whereby we acquired an exclusive license to use MannKind’s patents covering the intranodal injection of allergens into the lymph nodes for the treatment and prevention of any allergy, allergic response or allergic disease as covered by the MannKind’s patents. As consideration for the grant of the license rights:

  We paid to MannKind an initial license fee upon execution of the license agreement,

  We are obligated to pay to MannKind an annual maintenance fee during each year of the term of the license agreement,

  We are obligated to pay to MannKind milestone payments upon the completion of each phase of clinical trials completed by us, upon receipt of regulatory approval in a major market and upon achievement of a first commercial sale in a major market:

  We will pay to MannKind royalty payments on sales of products incorporating technology which is the subject of the licensed patents, based upon whether the products are developed products or licensed products under the license agreement.

  We will pay to MannKind a percentage of non-royalty sublicense income from any sublicenses of the licensed products to third parties.

We have also agreed to use commercially reasonable efforts and to fulfill its diligence obligations to achieve the following milestones (Minimal Diligence Obligations):

  Initiate a Phase 1 Clinical Trial with a Product in one of the Major Markets within two (2) years after the Effective Date.

  Initiate a Phase 1 Clinical Trial with a Product in a different Major Market than under 2.2.(a) above within five (5) years after the Effective Date, whereas one of the Major Markets under 2.2.(a) and (b) shall be the United States of America.

  Start a Phase 3 Clinical Trial with a Product in one of the Major Markets within six (6) years after the Effective Date.

  Launch a Product in at least one of the Major Markets within eight (8) years after the Effective Date.

These milestones are referred to in the license agreement as our minimum due diligence obligations. Our failure to meet the minimal due diligence obligations will result in MannKind having the right to terminate the license agreement.

Third Party Licenses

In order to extend our IP position on our MAT molecules for the treatment of allergies, it is our intention to obtain a number of licenses from third parties. Patent searches have been and are currently performed in order to identify intellectual property rights of potential interest, and discussions for licenses to IP rights, where such licenses would strengthen our position, are currently ongoing with several third parties. Several potential licensors have indicated that they are willing to provide IVN with respective licenses, however no agreements have been included. There is no assurance that we will be able to conclude agreements with prospective licensors on terms that are acceptable to us. Our inability to secure third party licenses may prevent us from selling our products. See Risk Factors – “If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend litigation”.

Trade Secrets and Proprietary Information

We also rely on trade secrets and proprietary know-how, especially when we do not believe that patent protection is appropriate or can be obtained. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions agreement before beginning their employment, consulting or advisory relationship with us. These agreements generally provide that the individuals must keep confidential and not disclose to other parties any confidential information developed or learned by the individuals during the course of their relationship with us except in limited circumstances. These agreements also generally provide that we own all inventions conceived by the individuals in the course of rendering services to us.

MARKET

Market for drugs to treat allergic symptoms

The worldwide allergic rhinitis market has enjoyed a dramatic rate of growth since the early 1990s and reached annual sales of US$ 10.5 billion in 2004 (Datamonitor). Annual sales, driven by the increasing use of newer antihistamines in the United States, have increased at the rate of 15% per year. The US market comprises more than half of the worldwide annual sales in the allergic rhinitis market, followed by Japan, Germany, France and England.

While the increasing prevalence of allergic rhinitis has contributed to market growth, much of the growth has been driven by the introduction of newer, premium-priced products in the United States. This growth has been further stimulated by the extensive use of direct-to-consumer (DTC) advertising, a key factor in establishing the newer antihistamines and increasing market penetration, particularly in the United States. According to Datamonitor, in 2004 approximately two thirds of the market (US$ 6.5 billion) were spent worldwide on antihistamines and about US$ 2.6 billion on nasal steroids. Over-the-counter (OTC) formulations of the same or older products generated revenues of approximately US$ 1 billion.

The total value of the Japanese allergic rhinitis market is estimated at nearly $1 billion, with sales of OTC pharmaceuticals and herbal medicines contributing about $300 million in sales. The sales of prescription antihistamines constitute the greatest proportion of the ethical products, collectively capturing 79% of the prescription market for allergic rhinitis drugs. Intranasal steroids are less widely used than in other countries and represent a market share of 15%.

The market for drugs to treat allergic rhinitis in Europe (about $0.5 billion) is much smaller than the US and Japanese market due to the lower price of drugs to treat allergic rhinitis and due to the more extensive use of OTC products in Europe.

Allergen Specific Immunotherapy

Allergen specific immunotherapy has been administered for almost 100 years but currently only comprises about 5% (equal to approximately US$600 million) of the total allergic rhinitis market. This is mainly due to the cumbersome treatment protocol requiring 50 to 80 allergen injections and to an unfavorable safety profile of current allergen immunotherapy protocols. The market for allergen immunotherapy is characterized by many products which have been registered before the current regulatory requirements for the documentation of clinical efficacy were established and which are mainly sold on a named patient basis.

All products on the US market are injectable immunotherapies and they are sold by only a few manufactures to allergologists in bulk form. At the allergologist’s practice the final formulation of the immunotherapy is prepared specifically for each patient depending on each patient’s source of allergy.

Sales in Europe comprise about 85% of the world wide market for allergen specific immunotherapy. In Europe both injectable and sublingual immunotherapy are marketed. Sublingual immunotherapy is currently about 30% of the total market for allergen immunotherapy. Due to the expected introduction of new sublingual and oral formulations of allergen immunotherapy, the market share for non injectable immunotherapy and for immunotherapy in general is expected to grow in the coming years. In addition, novel approaches for allergen immunotherapy with improved product profiles will significantly gain acceptance and, therefore, grow the share of the immunotherapy market segment of the allergy market.

COMPETITION

Due to our exclusive focus on the development of immunotherapeutics to treat allergies, we believe that our primary direct competition will be this segment of the allergy therapeutics market. The immunotherapeutics market to treat allergic diseases is currently a niche market that is very fragmented with a number of small companies. However, the market is currently dominated by three companies, which own about 60% of the total market, namely ALK Abello, Stallergenes and Allergopharma.

Several of the competitors in this market sell up to a few hundred different allergen preparations, which are extracted from natural sources. The allergy immunotherapeutics market currently grows at about 5% per year, but the inconvenient delivery of current therapies and undesired side effects significantly hamper further growth. Therefore, almost all players in the field are focusing their development efforts on the development of new immunotherapeutics and delivery routes that improve safety and patient convenience.

One area of research focus is the reduction of allergic side effects of immunotherapeutics. Some companies are developing chemically modified allergens, so called allergoids, which have reduced risk to cause allergic side effects, while others focus on development of recombinant allergens for immunotherapy. Recombinant allergens are well defined and purified proteins lacking the impurities of allergen extracts which are often responsible for the allergic side effects.

Several companies focus on the improvement of the immune response to allergen immunotherapy, providing for a reduced number of injections required to achieve efficacy or for a reduction of the required allergen dose to be administered thereby reducing the risk for potential side effects. The UK company, Allergy Therapeutics, is selling a formulation of its allergen extracts with an adjuvant (MPL), which is intended to reduce the number of administrations to four pre-seasonally administered injections. DynaVax, a US biotechnology company is developing specific oligonucleotides as adjuvants to be mixed with allergens in order to improve the immune response to allergy immunotherapy and to reduce the number of injections.

Currently, we believe that most research and development activities are spent on the development of alternative routes of administration. In particular, ALK-Abello and Stallergenes, the two market leaders, are heavily focusing on the development of sublingual or oral immunotherapy. Under this regimen the immunotherapeutics are administered through oral drops or tablets under the tongue. However, sublingual and oral immunotherapy require significantly higher doses of allergens (up to 100 fold compared to subcutaneous injections) and this form of therapy has been shown not to be as effective as subcutaneous allergen injections.

Nonspecific immunmodulation recently attracted the interest of larger pharmaceutical companies. This therapies would be applicable to a broad range of allergies and not be allergen specific. Biotechnology companies such as Coley Pharmaceuticals, Idera and Cytos Biotechnologies are developing (in some cases in collaboration with large pharmaceutical companies) different formulations of oligonucleotides to unspecifically modulate and stimulate the immune system. The development of antibodies targeting specific mediators (e.g. cytokines, IgE antibodies) of the immune response in allergic patients also attracted attention during the last years. However, due to their relatively early stage of development and due to their unspecific targeting of mediators that could potentially be required for other functions of the immune system, these products will have to undergo extensive clinical testing proving their safety before they will reach the market.

Due to the following characteristics, we believe that our MAT therapeutics may offer competitive advantages to immunotherapy treatments offered by competitors if we are able to establish the efficacy and safety of our MAT products and successfully bring these products to market:

  The translocation module of MAT immunotherapeutics provides for a rapid “elimination” of the allergen molecule from the systemic environment, thereby preventing the binding of the immunotherapeutic to the patients’ existing allergen specific IgE antibodies and the resulting allergic reactions.

  The targeting module of MAT immunotherapeutics provides for an improved presentation of the allergen to the immune system and therefore for an efficient protective immune response.

  The intralymphatic administration of MAT molecules provides for novel route of administration and for an efficient delivery of the immunotherapeutic to the immune system thereby significantly reducing the required number of injections (more than 10 fold) and the allergen doses (as much as hundred fold).

The following factors associated with our MAT immunotherapeutics may result in patients opting for treatments offered by competitors even if we are able to bring our MAT immunotherapeutics to market:

  Patients might perceive intralymphatic injection as being more painful than subcutaneous injections and therefore opt for the traditional subcutaneous immunotherapy.

  Physicians might perceive intralymphatic injection as being more painful and more complicated to administer than subcutaneous injections and therefore recommend the traditional subcutaneous immunotherapy to their patients.

  MAT immunotherapy might not be perceived to be as convenient as competitive products (such as oral or sublingual immunotherapy).

  MAT immunotherapeutics might not be perceived to be as safe and efficacious as competitive products.

  Products offered by competitors might be efficacious against allergies caused by several or multiple allergens from different sources, while MAT immunotherapy will be allergen specific.

As noted above and in the “Risk Factors” section of this prospectus, there are many risks that we must overcome in order to receive regulatory approval for the sale and marketing of our MAT immunotherapeutics and to successfully achieve commercialization of our MAT immunotherapeutics. Even if we are successful in establishing the safety and efficacy of our MAT therapeutics, there is no assurance that our competitors will not develop products in the interim that address the shortcomings of current allergy treatments. Our competitors are better funded than we are and may be able to secure access to better technical and scientific resources than we can. These financial, technical and scientific resources may enable our competitors to complete product development and obtain regulatory approval for new competing products and technologies before we can introduce our MAT immunotherapeutics to market. Further, even if we are able to obtain regulatory approval, we will compete with these competitors in the marketing and sale of new products. Our competitors will have greater brand-name recognition and relationships with distributors and other participants in the pharmaceutical industries that will enable them to achieve sales and market penetration of their competing products and technologies faster and with more success than we can. Accordingly, competition from competitors could significantly impair our ability to earn revenues.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

Our plan of operations is described in detail above under the heading “Description of Business”. For the next twelve months, our plan of operations is to complete the following objectives within the time periods and within the budgets specified:

  We plan to complete the preclinical development of IVN201 and to start first human clinical trials with the substance. We plan to initiate the IVN-CAT-01b clinical study and to complete this study by the middle of 2007. In addition, we plan to plan to initiate the IVN-CAT-02 clinical study, which is anticipated to be completed in the first half of 2008. We anticipate that we will spend approximately $1,600,000 over the next twelve months in carrying out these studies.

  We plan to initiate the scale-up of the manufacturing process to produce commercial grade material of IVN201. We anticipate that we will spend approximately $1,500,000 over the next twelve months in completing approximately 70% of this project.

  We plan to complete further preclinical investigations of our Birch-MAT product candidate. This preclinical investigations will be co-funded through a grant from the BMBF and we anticipate that we will spend approximately $700,000 on this project over the next twelve months. Our objective is to identify the clinical product candidate for Birch-MAT in the second quarter of 2007.

  We plan to complete further preclinical investigations of our Mite-MAT product candidate. This preclinical investigations will be co-funded through a grant from the BMBF BMBF and we anticipate that we will spend approximately $500,000 on this project over the next twelve months. Our objective is to identify the clinical product candidate for Mite-MAT by the middle of 2007.

  We plan to incur general and administrative expenses, including salaries of employees, fees to be paid to consultants, office overhead and accounting, legal and audit professional expenses, of approximately $1,550,000 over the next twelve months.

  We plan to incur costs for licensing fees and milestone payments for third party licenses of approximately $150,000 over the next twelve months.

  We anticipate spending approximately $100,000 in completing the filing of the registration statement of which this prospectus forms a part and becoming a reporting company under the Securities Exchange Act of 1934. These expenses will consist primarily of professional fees relating to the completion of this offering.

As at June 30, 2006, we had cash of $871,012 and working capital of $706,596. Our planned expenditures over the next twelve months, as outlined above, are $6,100,000 While we raised $2,000,000 in private placement financing in August 2006, our financial requirements remain in excess of our cash reserves and working capital. Accordingly, we anticipate that we will require financing in the amount of approximately $4,000,000 in order to carry out our plan of operations for the next twelve months.

During the twelve month period following the date hereof, we anticipate that we will not generate revenues. We anticipate based on our current cash and working capital and our planned expenses that we will be able to continue our plan of operations over the next six months without additional financing. We will require substantial additional financing in order to complete development and commercialization of drugs incorporating our MAT technology in order to earn revenues that exceed our operating expenses. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. We anticipate that debt financing will not be available to us. We may also seek to obtain additional financing from our principal shareholders, although none of our shareholders have committed to advance any shareholder loans to us. We presently have no arrangements in place for additional financing. In the absence of such additional financing, we may not be able to continue our plan of operations beyond the next six months and our business plan may fail. If we do not obtain the required additional financing, we will initially scale back our research and development programs and may ultimately be forced to abandon our research and development and business activities.

CRITICAL ACCOUNTING POLICIES

Development Stage

We are in the development stage as defined by Financial Accounting Standards No. 7. We are devoting substantially all of our present efforts to establish a new business. All losses accumulated since inception have been considered as part of our development stage activities.

Foreign Currency Translations

Our functional currency is Euros. Our reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

  Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,

  Non-monetary assets and liabilities, and equity at historical rates, and

  Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period.

Translation of balances from the functional currency into the reporting currency is conducted as follows:

  Assets and liabilities at the rate of exchange in effect at the balance sheet date,

  Equity at historical rates, and

  Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders' equity as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be be recognized in income.

Research and Development Expenses

Our research and development costs are expensed as incurred. These expenses include the costs of our proprietary research and development efforts, as well as costs incurred in connection with our third-party collaboration efforts. Pre-approval milestone payments made by us to third parties under contracted research and development arrangements are expensed when the specific milestone has been achieved. Once the product receives regulatory approval, we record any subsequent milestone payments in identifiable intangible assets, less accumulated amortization and amortize them evenly over the remaining agreement term or the expected product life cycle, whichever is shorter. We have no third-party research and development arrangements that result in the recognition of revenue.

RESULTS OF OPERATIONS

The following summary of our results of operations should be read in conjunction with our audited financial statements for the period ended December 31, 2005 and our unaudited interim consolidated financial statements for the six months ended June 30, 2006 that are included with this prospectus. References to the discussion below to fiscal 2006 are to our current fiscal year which will end on December 31, 2006. References to fiscal 2005 are to our fiscal period from January 28, 2005, our date of inception, to December 31, 2005. References to the first six months of 2006 are to the six months ended June 30, 2006.

	Six months ended June 30, 2006	Period from Inception (January 28, 2005) to June 30, 2005	Period from Inception (January 28, 2005) to December 31, 2005	Cumulative from Inception (January 28, 2005) to June 30, 2006
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Revenue	$Nil	$Nil	$Nil	$Nil
General and Administrative Expenses	($1,433,032)	($366,974)	($1,983,547)	($3,416,579)
Administration Fees	($64,611)	($75,637)	($105,379)	($169,990)
Listing Fees	($276,421)	$Nil	$Nil	($276,421)
Office and General	($7,376)	($53,629)	($39,250)	($46,626)
Patent Costs	($21,506)	($23,309)	($73,024)	($94,530)
Professional Fees	($43,765)	$Nil	($87,675)	($131,440)
Research and Development	($791,718)	($105,891)	($645,389)	($1,437,107)
Salaries and Benefits	($207,562)	($92,401)	($280,000)	($487,562)
Travel	($20,073)	($16,107)	($48,908)	($68,981)
Write down of Patents	$Nil	($703,922)	($703,922)	($703,922)
Loss for the Period	($1,433,032)	($1,070,896)	($1,983,547)	($3,416,579)

Revenue

We have not generated any revenues since our inception. We anticipate that we will not earn any revenues over the next twelve months.

Administration Fees

Administration fees include amounts that we pay to Digilab BioVisioN under our service agreement for office premises, laboratory equipment and facilities, information technology equipment and services and staff infrastructure.

Listing Fees

Listing fees incurred during the first six months of fiscal 2006 were attributable to amounts paid under our agreement with DeBondo Capital.

Office and General

Office and general expenses included telephone, postage, courier services, insurance, internet and general administrative expenses.

Patent Costs

Patent costs include costs paid in connection with our applications for patents with government patent offices under patent legislation and reimbursement of such costs to our licensors, where applicable.

Professional Fees

Our professional fees include accounting and auditing expenses incurred in connection with the preparation and audit of our financial statements and legal expenses.

We incurred professional expenses during fiscal 2005 in connection with our corporate organization and the execution of various intellectual property and collaboration agreements.

Professional expenses during the first half of 2006 were attributable to the preparation and audit of our financial statements for fiscal 2005. We anticipate that our professional expenses will increase during the balance of fiscal 2006 as a result of the preparation of our audited financial statements and unaudited interim financial statements and our preparation and filing of a registration statement with the SEC.

Research and Development

Research and development expenses are those expenses attributable to the pre-clinical and clinical research and development of our MAT technology. These amounts include amounts paid to our collaboration partners and to our external consultants under their consultant agreements.

Research and development expenses in fiscal 2005 included amounts paid to IKFE under the IVN CAT-01a pre-clinical study and amounts paid to Strathmann Biotech under our agreement with Strathmann Biotech for the manufacture of IVN201 for clinical trials. Research and development expenses in first six months of fiscal 2006 as our research and development activities increased.

Salaries And Wages

Salaries and wages are primarily comprised of salaries paid to employees of ImVisioN Therapeutics who are employed at our research and development facility in Hannover. Included in salaries and benefits are the amounts that we pay to Dr. Steiner and Prof. Dr. Rose under their employment agreements. Salaries in 2006 have increased over 2005 due to our hiring additional laboratory personnel.

Travel

Travel expenses are comprised of travel expenses associated with our business operations.

Write Down of Patents

We attributed an amount of $678,090 to the MAT technology that ImVisioN acquired from BioVisioN in January 2005. We attributed an amount of 25,832 to the patent rights acquired from Productomics in March 2005. Each of these amounts was expensed during fiscal 2005 as the amounts did not meet the criteria for capitalization as set out in SFAS No. 86.

Liquidity And Capital Resources

Cash and Working Capital

As at June 30, 2006, we had cash of $871,012 and working capital of $706,596.

Plan Of Operations

Our planned expenditures over the next twelve months are $6,100,000. While we raised $2,000,000 in private placement financing in August 2006, our financial requirements remain in excess of our cash reserves and working capital. Accordingly, we anticipate that we will require financing in the amount of approximately $4,000,000 in order to carry out our plan of operations for the next twelve months. As we anticipate that we will not earn any revenues during the next twelve months, we anticipate that our cash and working capital will not be sufficient to enable us to undertake our plan of operations over the next twelve months without our obtaining additional financing. Accordingly, we anticipate that we will require additional financing in order to enable us to sustain our operations for the next twelve months, as outlined above under “Plan of Operations”.

Cash Used In Operating Activities

We used cash in operating activities in the amount of $1,452,940 during the first six months of fiscal 2006 and $1,140,831 in fiscal 2005. Cash used in operating activities was funded by cash from financing activities.

Cash From Investing Activities

We received cash in investing activities in the amount of $7,395 during the first six months of fiscal 2006 and used $25,832 in fiscal 2005. Cash received in investing activities was attributable to the acquisition of ImVisioN GmbH.

Cash from Financing Activities

We generated cash from financing activities in the amount of $2,183,803 during the first six months of fiscal 2006 and $1,261,740 in fiscal 2005. Cash generated by financing activities in fiscal 2005 was attributable to capital contributions advanced by Nextech Venture, our principal shareholder, and by BioVisioN, the former sole shareholder of ImVisioN GmbH. Cash generated by financing activities in the first six months of fiscal 2006 was attributable to additional capital contributions advanced by Nextech Venture.

Subsequent to June 30, 2006, we completed a private placement of 8,000,000 shares of our common stock at a price of $0.25 per share for total proceeds of $2,000,000.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located at Feodor-Lynen Strasse 5, D-30625 Hanover, Germany. These premises are provided to us pursuant to a services agreement dated effective February 1, 2006 with Digilab BioVisioN GmbH. Under the services agreement, we are provided with office premises, laboratory equipment and facilities, information technology equipment and services and staff infrastructure. We pay a fixed amount of 8,500 Euros per month ($10,880 per month based on an exchange rate of $1.28/1.00 Euro as of August 15, 2006) for premises, information technology and secretarial staff support. These premises are presently adequate for our current business purposes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

PURCHASE OF FOUNDER’S SHARES

Dr. Martin Steiner

Dr. Martin Steiner, our chief executive officer and a director, acquired 1,300,000 shares of our common stock effective June 30, 2006 at a price of $0.001 per share for a total purchase price of $1,300.

Dr. Horst Rose

Dr. Horst Rose, our chief operating officer and a director, acquired 1,300,000 shares of our common stock effective June 30, 2006 at a price of $0.001 per share for a total purchase price of $1,300.

NEXTECH VENTURE

We acquired all of the outstanding capital of ImVisioN GmbH from Nextech Venture pursuant to a share capital purchase agreement dated June 30, 2006. Pursuant to this agreement, we issued 20,400,000 shares of common stock to Nextech Venture as payment of an agreed upon purchase price of $4,228,920. This transaction was completed and the shares issued on June 30, 2006. Nextech Venture acquired the original capital of ImVisioN GmbH from BioVisioN AG in consideration for payment of a purchase price of $687,500.

Nextech Venture purchased 4,600,000 shares of our common stock at a price of $0.25 per share, for an aggregate purchase price of $1,150,000, in our Regulation S private placement that completed on August 21,2006.

Nextech Ventures advanced an aggregate of €3,445,543 ($4,410,295 based on an exchange rate of $1.28/1.00 EUR as at August 15, 2006) to ImVisioN GmbH as capital contributions during the period from its acquisition of ImVisioN GmbH to June 30, 2006. All of this capital was sold by Nextech Ventures to us pursuant to the share capital agreement.

EMPLOYMENT AGREEMENTS

Dr. Martin Steiner

ImVisioN GmbH entered into an employment agreement with Dr. Steiner dated March 30, 2005. This employment agreement was amended on August 17, 2006 in order to remove certain change of control provisions. The terms and conditions of this employment agreement are described in detail below under the section of this prospectus entitled “Executive Compensation”.

Dr. Horst Rose

ImVisioN GmbH entered into an employment agreement with Dr. Rose dated March 30, 2005. This employment agreement was amended on August 17, 2006 in order to remove certain change of control provisions. The terms and conditions of this employment agreement are described in detail below under the section of this prospectus entitled “Executive Compensation”.

DEBONDO CAPITAL LIMITED

We have entered into the arrangements with DeBondo Capital Limited described above under “Organization Since Incorporation”. DeBondo Capital Limited is beneficially owned by Ulrik DeBo.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NO PUBLIC MARKET FOR COMMON STOCK

There is presently no public market for our common stock. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board, subject to the effectiveness of the registration statement of which this prospectus forms a part and also subject to the registration of our common stock under section 12(g) of the Exchange Act. In order for our common stock to be quoted on the OTCBB, a market maker that is a member of the NASD must make application to seek quotation of our common stock on the OTC BB. We presently do not have any arrangement with any market maker to submit an application to NASD for the quotation of our common stock on the OTC BB. Accordingly, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

HOLDERS OF OUR COMMON STOCK

As of the date of this registration statement, we had sixty-four registered stockholders.

RULE 144 SHARES

There are no shares of our common stock that are available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.           1% of the number of shares of the company’s common stock then outstanding; or

2.           the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

REGISTRATION RIGHTS

With the exception of registration rights that we have granted to Nextech Venture, we have not granted registration rights to the selling shareholders or to any other person. Piggyback registration rights were granted to Nextech Venture LP in the share purchase agreement entered into between us and Nextech Venture for the acquisition of ImVisioN GmbH. Nextech Venture has elected not to exercise its piggyback registration rights with respect to the registration statement of which this prospectus forms a part.

OPTIONS, WARRANTS AND OTHER CONVERTIBLE SECURITIES

Other than the options we have granted to Debondo Capital, as described above under “Organization Since Incorporation”, we do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock.

DIVIDENDS

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The declaration of dividends is at the discretion of our board. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.           We would not be able to pay our debts as they become due in the usual course of business; or

2.           Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information as to Dr. Martin Steiner, our chief executive officer and chief financial officer, and Dr. Horst Rose, our chief operating officer, for the fiscal period ended December 31, 2005. These amounts were paid by ImVisioN GmbH.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/ SARS (#)	LTIP payouts ($)
Martin Steiner, President (1)	2005	139,472	Nil	3,000	Nil	Nil	Nil	Nil
Horst Rose, COO (2)	2005	111,578	Nil	3,000	Nil	Nil	Nil	Nil

Notes:

(1)	Dr. Steiner has been the managing director of ImVisioN GmbH since January 28, 2005 and has been our chief executive officer and chief financial officer since our incorporation on June 15, 2006.

(2)	Dr. Rose has been the managing director of ImVisioN GmbH since January 28, 2005 and has been our chief operating officer since our incorporation on June 15, 2006.

EMPLOYMENT AGREEMENTS

Dr. Martin Steiner

Dr. Steiner provides his services as general manager of ImVisioN GmbH under an employment agreement between Dr. Steiner and ImVisioN GmbH dated March 30, 2005, as amended on August 17, 2006. Dr. Steiner is obligated to devote his full business time to our business. We have agreed to pay to Dr. Steiner an annual gross salary of 150,000 Euros per annum ($192,000 per annum based on a foreign exchange rate on August 15, 2006 of $1.28:1 Euro). No shares are issuable to Dr. Steiner pursuant to his employment contract. Dr. Steiner’s employment agreement, as amended, does not include any change of control arrangements.

Dr. Horst Rose

Prof. Dr. Rose provides his services as general manager of ImVisioN GmbH under an employment agreement between Dr. Rose and ImVisioN GmbH dated March 30, 2005, as amended on August 17, 2006. Prof. Dr. Rose is obligated to devote his full business time to our business. We have agreed to pay to Prof. Dr. Rose an annual gross salary of 120,000 Euros per annum ($153,600 per annum based on a foreign exchange rate on August 15, 2006 of $1.28:1 Euro). No shares are issuable to Prof. Dr. Rose pursuant to his employment contract. Prof. Dr. Rose’s employment agreement, as amended, does not include any change of control arrangements.

COMPENSATION OF DIRECTORS

We do not currently pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

STOCK OPTION GRANTS

We have not granted any stock options to our directors and officers. We may in the future adopt a stock option plan that would provide for the grants of incentive stock options to our officers, directors and employees. To date, we have not adopted a stock option plan.

LONG-TERM INCENTIVE PLANS

We do not have any long-term incentive plans in place.

FINANCIAL STATEMENTS

The following financial statements are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

ImVisioN Therapeutics Inc. (Consolidated - Unaudited)

  Interim Consolidated Balance Sheets as at June 30, 2006 (unaudited)

  Interim Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the period from inception (January 28, 2005) to June 30, 2006 (unaudited)

  Interim Consolidated Statements of Operations for the six months ended June 30, 2006 and for the period from inception (January 28, 2005) to June 30, 2006 (unaudited)

  Interim Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and for the period from inception (January 28, 2005) to June 30, 2006 (unaudited)

  Notes to Interim Consolidated Financial Statements (unaudited)

ImVisioN GmbH (Audited)

  Report of Independent Registered Public Accounting Firm

  Balance Sheet as at December 31, 2005

  Statements of Changes in Member’s Deficiency for the period from inception (January 28, 2005) to December 31, 2005

  Statements of Operations for the period from inception (January 28, 2005) to December 31, 2005

  Statements of Cash Flows for the period from inception (January 28, 2005) to December 31, 2005

  Notes to Financial Statements

IMVISION THERAPEUTICS INC.

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006

US FUNDS

(Unaudited)

ImVisioN Therapeutics Inc.	Statement 1
(A Development Stage Company)
Interim Consolidated Balance Sheets
US Funds

	June 30,	December 31,
	2006	2005
ASSETS	(Unaudited)	(Audited)
Current
Cash	$871,012	$106,621
Receivables	2,829	53,393
Prepayments	35,667	33,754
	$909,508	$193,768

LIABILITIES
Current
Accounts payable	$123,529	$186,126
Accrued liabilities	79,383	39,815
	202,912	225,941
Going Concern (Note 1)

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Capital Stock (Note 5)
Common Stock
Authorized: 100,000,000 shares with $0.001 par value
Issued and fully paid: 27,975,000 (December 31, 2005 –
20,400,000) shares – Statement 2	27,975	20,400
Additional paid-in capital – Statement 2	3,379,433	1,241,340
Preferred Stock
Authorized: 5,000,000 shares with $0.001 par value
Issued and fully paid: Nil	-	-
Contributed Surplus – Statement 2	678,090	678,090
Accumulated Comprehensive Income – Statement 2	37,677	11,544
Deficit – Accumulated during the development stage – Statement 2	(3,416,579)	(1,983,547)
	706,596	(32,173)
	$909,508	$193,768

- See Accompanying Notes -

ImVisioN Therapeutics Inc.	Statement 2
(A Development Stage Company)
Interim Consolidated Statements of Changes in Stockholders’ Equity
(Deficiency)
US Funds
(Unaudited)

						Deficit
						Accumulated
			Additional		Accumulated	During the	Total
	Common Stock		Paid-in	Contributed	Comprehensive	Development	Equity
	Shares	Amount	Capital	Surplus	Income	Stage	(Deficiency)

Balance – Date of Inception (Note 1 and
Note 5(a))	20,400,000	$20,400	$12,193	$-	$-	$-	$32,593
Capital contribution – May 2, 2005	-	-	308,616	-	-	-	308,616
Capital contribution – May 31, 2005	-	-	99,792	-	-	-	99,792
Capital contribution – July 1, 2005	-	-	157,352	-	-	-	157,352
Capital contribution – July 29, 2005	-	-	145,668	-	-	-	145,668
Capital contribution – August 29, 2005	-	-	122,850	-	-	-	122,850
Capital contribution – September 29,
2005	-	-	36,120	-	-	-	36,120
Capital contribution – October 28,
2005	-	-	206,363	-	-	-	206,363
Capital contribution – November 30,
2005	-	-	152,386	-	-	-	152,386
Acquisition of patents (Note 3)	-	-	-	678,090	-	-	678,090
Loss for the period	-	-	-	-	-	(1,983,547)	(1,983,547)
Foreign currency translation
adjustment	-	-	-	-	11,544	-	11,544

Balance - December 31, 2005	20,400,000	20,400	1,241,340	678,090	11,544	(1,983,547)	(32,173)
Capital contribution – January 1, 2006	-	-	118,420	-	-	-	118,420
Capital contribution – January 11,
2006	-	-	265,650	-	-	-	265,650
Capital contribution – January 31,
2006	-	-	157,235	-	-	-	157,235
Capital contribution – March 2, 2006	-	-	214,830	-	-	-	214,830
Capital contribution – April 4, 2006	-	-	483,640	-	-	-	483,640
Capital contribution – May 5, 2006	-	-	303,264	-	-	-	303,264
Capital contribution – June 29, 2006	-	-	640,764	-	-	-	640,764
Loss for the period	-	-	-	-	-	(1,433,032)	(1,433,032)
Foreign currency translation
adjustment	-	-	-	-	26,133	-	26,133
Balance - June 30, 2006
– Issued before acquisition	20,400,000	20,400	3,425,143	678,090	37,677	(3,416,579)	744,731
Acquisition of ImVisioN GmbH
– Recapitalization – June 30, 2006
(Note 5(b))	7,575,000	7,575	(45,710)	-	-	-	(38,135)

Balance - June 30, 2006	27,975,000	$27,975	$3,379,433	$678,090	$37,677	$(3,416,579)	$706,596

- See Accompanying Notes -

ImVisioN Therapeutics Inc.	Statement 3
(A Development Stage Company)
Interim Consolidated Statements of Operations
US Funds
(Unaudited)

			From		Cumulative From
	For the	For the	Inception	For the	Inception
	Six Months	Three Months	(January 28,	Three Months	(January 28,
	Ended	Ended	2005) to	Ended	2005) to
	June 30,	June 30,	June 30,	June 30,	June 30,
	2006	2006	2005	2005	2006
General and Administrative
Expenses
Administration fees (Note 4(b))	$64,611	$64,611	$75,637	$75,637	$169,990
Listing fees	276,421	276,421	-	-	276,421
Office and general	7,376	3,549	53,629	53,629	46,626
Patent costs	21,506	6,343	23,309	23,309	94,530
Professional fees	43,765	29,513	-	-	131,440
Research and development	791,718	340,144	105,891	105,891	1,437,107
Salaries and benefits	207,562	116,028	92,401	92,401	487,562
Travel	20,073	10,371	16,107	16,107	68,981
Write-down of patents (Note 3)	-	-	703,922	-	703,922
Total General and
Administrative Expenses	1,433,032	846,980	1,070,896	366,974	3,416,579

Loss for the Period	$(1,433,032)	$(846,980)	$(1,070,896)	$(366,974)	$(3,416,579)

Loss per Share – Basic and
Diluted	$(0.07)	$(0.04)	$(0.05)	$(0.02)

Weighted Average Shares
Outstanding	20,441,851	20,483,242	20,400,000	20,400,000

Comprehensive Loss
Loss for the period	$(1,433,032)	$(846,980)	$(1,070,896)	$(366,974)	$(3,416,579)
Foreign currency translation
adjustment	26,133	24,310	(7,299)	(303)	37,677
Total Comprehensive Loss for
the Period	$(1,406,899)	$(822,670)	$(1,078,195)	$(367,277)	$(3,378,902)

Comprehensive Loss per
Share	$(0.07)	$(0.04)	$(0.05)	$(0.02)

- See Accompanying Notes -

ImVisioN Therapeutics Inc.	Statement 4
(A Development Stage Company)
Interim Consolidated Statements of Cash Flows
US Funds
(Unaudited)

			Cumulative
		From	From
	For the	Inception	Inception
	Six Months	(January 28,	(January 28,
	Ended	2005) to	2005) to
	June 30,	June 30,	June 30,
	2006	2005	2006
Operating
Loss for the period	$(1,433,032)	$(1,070,896)	$(3,416,579)
Items not involving an outlay of cash:
Write-down of patents (Note 3)	-	703,922	703,922
Changes in non-cash working capital items:
Receivables	50,564	(18,231)	(2,829)
Prepayments	(1,913)	(42,651)	(35,667)
Accounts payable	(62,597)	81,554	123,529
Accrued liabilities	(5,962)	-	33,853
	(1,452,940)	(346,302)	(2,593,771)

Investing
Acquisition of patents	-	(25,832)	(25,832)
Cash acquired on purchase of ImVisioN
GmbH (Note 1)	7,395	-	7,395
	7,395	(25,832)	(18,437)

Financing
Cash capital contributions	2,183,803	441,001	3,445,543

Effect of exchange rate changes on cash	26,133	(7,299)	37,677

Net Increase in Cash	764,391	61,568	871,012
Cash - Beginning of period	106,621	-	-
Cash - End of Period	$871,012	$61,568	$871,012

Income Taxes Paid	$-	$-	$-
Interest Paid	$-	$-	$-

Refer to Note 8 of the accompanying notes to the interim consolidated financial statements for a schedule of non-cash transactions.

- See Accompanying Notes -

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

1.	Organization and Going Concern

Organization

ImVisioN Therapeutics Inc. (the “Company” or "ImVisioN") was incorporated on June 15, 2006 under the laws of the State of Nevada.

Effective June 30, 2006, the Company acquired all of the issued and outstanding share capital of ImVisioN GmbH (“GmbH”) by issuing 20,400,000 shares of our common stock. Notwithstanding its legal form, our acquisition of GmbH has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholder of GmbH owning the majority of our issued and outstanding shares. Because the Company is a newly incorporated company with nominal net non- monetary assets, the acquisition has been accounted for as an issuance of stock by GmbH accompanied by a recapitalization. Our date of inception is the date of inception of GmbH, being January 28, 2005, and our financial statements are presented with reference to the date of inception of GmbH. Financial information relating to periods prior to June 30, 2006 is that of GmbH. The value of the net assets of ImVisioN acquired by GmbH is the same as their historical book value, being $(38,135). At the date of the acquisition, the balance sheet of ImVisioN was as follows:

Cash	$7,395
Accrued liabilities	45,530
Net Assets (Liabilities)	$(38,135)

ImVisioN GmbH was formed under the laws of Germany on January 28, 2005. GmbH is a limited liability company that focuses on the development of novel immunotherapeutics based on its proprietary MAT (Modular-Antigen-Transporter) technology platform to treat allergic diseases.

Going Concern and Liquidity Considerations

The accompanying unaudited interim consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States for Interim Consolidated financial information and in accordance with Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

1.	Organization and Going Concern – Continued

Going Concern and Liquidity Considerations – Continued

The accompanying unaudited interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. For the period ended June 30, 2006, the Company has a loss from operations of $1,433,032 and an accumulated deficit of $3,416,579 and has incurred an accumulated operating cash flow deficit of $2,593,771 since inception. The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the following year.

Thereafter, the Company will be required to seek additional funds, either through sales and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. In response to these conditions, management intends to raise additional funds through future private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

a)	Basis of Consolidation

These interim consolidated financial statements include the accounts of ImVisioN GmbH since its formation on January 28, 2005 and ImVisioN Therapeutics Inc. since the reverse acquisition on June 30, 2006 (Note 1). All intercompany balances and transactions have been eliminated.

b)	Fiscal Period

The Company’s fiscal year ends on December 31.

c)	Risks and Uncertainties

The Company operates in an emerging industry that is subject to market acceptance and technological change. The Company's operations are subject to significant risks and uncertainties, including financial, operational, technological and other risks associated with operating an emerging business, including the potential risk of business failure.

2. Significant Accounting Policies – Continued

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates and assumptions.

e)	Development Stage

The Company is in the development stage as defined by Financial Accounting Standards No. 7. ImVisioN is devoting substantially all of its present efforts to establish a new business. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

f)	Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less from the date of purchase.

g)	Long Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting period. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

h)	Revenue Recognition

Revenues are recognized when all of the following criteria have been met: persuasive evidence for an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collection is reasonably assured. Revenue derived from the sale of services is initially recorded as deferred revenue on the balance sheet. The amount is recognized as income over the term of the contract.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent. Payment terms vary by contract.

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

2.	Significant Accounting Policies – Continued

	i)	Foreign Currency Translations

The Company’s functional currency is Euros. The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

		i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
		ii)	Non-monetary assets and liabilities, and equity at historical rates, and
		iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Translation of balances from the functional currency into the reporting currency is conducted as follows:

		ii)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
		ii)	Equity at historical rates, and
		iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of stockholders’ equity (deficiency) as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be recognized in income.

	j)	Advertising

The Company expenses the cost of advertising when incurred. Advertising expenses are included in general and administrative expenses in the accompanying statements of operations.

	k)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, and accounts payable. Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

	l)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

2. Significant Accounting Policies – Continued

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

m)	Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during any of the reported fiscal periods.

n)	Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with our third-party collaboration efforts. Pre-approval milestone payments made by us to third parties under contracted R&D arrangements are expensed when the specific milestone has been achieved. Once the product receives regulatory approval, we record any subsequent milestone payments in Identifiable intangible assets, less accumulated amortization and amortize them evenly over the remaining agreement term or the expected product life cycle, whichever is shorter. The Company has no third-party R&D arrangements that result in the recognition of revenue.

o)	Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employees’ requisite service period (generally the vesting period of the equity grant). Before January 1, 2006, the Company accounted for stock-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and complied with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company adopted FAS 123(R) using the modified prospective method, which requires the Company to record compensation expense over the vesting period for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, financial statements for the periods prior to January 1, 2006 have not been restated to reflect the fair value method of expensing share-based compensation. Adoption of SFAS No. 123(R) does not change the way the Company accounts for share-based payments to non-employees, with guidance provided by SFAS 123 (as originally issued) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

p)	Loss per Share

The Company computes net loss per common share using SFAS No. 128 “Earnings Per Share.” Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. There were no dilutive potential common shares at June 30, 2006. The Company has incurred net losses and has no potentially dilutive common shares; therefore, basic and diluted loss per share are the same. Additionally, for the purposes of calculating diluted loss per share, there were no adjustments to net loss.

2. Significant Accounting Policies – Continued

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

	q)	Treasury Stock

The Company accounts for acquisitions of treasury stock under the cost method. Treasury stock is recorded as a separate component of stockholders’ equity (deficiency) at cost, and paid-in capital accounts are not adjusted until the time of sale, retirement or other disposition.

	r)	Recent Accounting Standards

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 156, Accounting for Servicing of Financial Assets (“SFAS 156”), which amends FASB 140. SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006. The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said FAS 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives. The adoption of SFAS 155 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

3.	Patents

	a)	Details are as follows:

December 31,
Patent Costs:	2005
BioVisioN	$678,090
Productomics	25,832
703,922
Write-down of patent costs	(703,922)
$-

3. Patents– Continued

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

b)

By agreement dated March 31, 2005, the Company acquired the contractual rights and related know-how of certain patents from BioVisioN, its former parent, for a nominal value. Concurrently, BioVisioN sold the Company to Nextech for $710,380 (€550,000). The Company had $32,290 (€25,000) in cash and no liabilities at the time of the sale. Therefore, $678,090 (€525,000) has been imputed to the contractual rights and patents with the offsetting entry to contributed surplus. This amount was expensed, as the technical feasibility of the product(s) has not yet been reached.

The Company is required to pay royalties to BioVisioN on product sales and out-licensing or sale of product rights.

c)

By agreement dated March 31, 2005, the Company obtained the right to acquire certain patents from Productomics AG (“Productomics”). As consideration, the Company paid $25,832 (€20,000) and must make future payments upon achievement of certain development milestones of up to €820,000. This amount was expensed, as the technical feasibility of the product(s) has not yet been reached.

The Company is required to pay royalties to Productomics on net product sales.

The Company grants Productomics an exclusive license worldwide for the exclusive use of the contractual rights in the field of diagnosis, with no further payment obligations of Productomics to the Company. Productomics is entitled to grant sublicenses to 3rd parties, for the exclusive use of the contractual scope in the field of diagnosis.

In case of default, both parties shall be subject to a contractual penalty in favor of the other party amounting to € 50,000 per case.

d)	By agreement dated February 8, 2006, the Company obtained the right to acquire certain patents from MannKind Corporation (“MannKind”). As consideration, the Company must make the following payments:

Payments
Upfront fee (paid)**	$ 100,000

License Maintenance Fees:

On or before February 8, 2007	$ 10,000
On or before February 8, 2008	$ 20,000
On or before February 8, 2009	$ 30,000
Each subsequent anniversary during the term*	$ 50,000

*The term of this agreement shall commence on the date of the agreement and continue until the expiration of the last royalty term for any product with respect to which the Company has a license.

**This amount was expensed as the technical feasibility of the product(s) has not yet been reached.

3. Patents – Continued

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

d) – Continued

The Company must also make payments upon achievement of certain development milestones of up to $387,500.

Accordingly, the Company is required to pay royalties to MannKind on net product sales and on certain sublicense income.

The agreement can be terminated by the Company for any reason upon 90 days prior written notice.

4.	Agreements

a)

By agreement dated August 8, 2005, the Company engaged Strathmann Biotec AG (“Strathmann”) to develop and manufacture certain clinical grade material. As consideration, the Company must make payments upon achievement of certain development milestones of up to €718,000 (€477,000 has been paid to date).

The agreement can be terminated by the Company for any reason upon 2 months prior written notice and the payment of an indemnification fee of € 60,000.

b)

During the current period, the Company signed an agreement with Digilab BioVisioN GmbH (“DBVN”) for office space and other administration services. The Company is required to pay DBVN € 8,500 per month plus variable costs for additional services. In return, DBVN is obligated to:

Supply premises
Supply personnel
Provide services within the area of Information Technology
Provide other services to be agreed upon

The agreement came into force with retrospective effect from February 1, 2006 and is terminable with three month’s notice to the end of a quarter. The agreement does not have a specified end date.

c)

During the current period, the Company signed a research collaboration agreement with the University of Zürich. The purpose of this agreement is to conduct a research project “Preclinical assessment of an immunotherapy preparation against cat hair-induced allergy (IVN 201), tested on various animals.” The Company is required to pay the University of Zürich a total amount of 27,099 Swiss Francs (“CHF”) (exclusive of VAT) upon achievement of certain development milestones (CHF 20,331 has been paid to date).

This agreement may be terminated by either party only in case of serious breaches of the contractual clauses, subject to one month’s notice after the end of a calendar month.

4. Agreements – Continued

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

d)

By agreement dated March 24, 2006, the Company engaged Therapeomic Inc. (“Therapeomic”) to collaborate on the development of a Proof-of-Concept (“POC”) Formulation. As consideration, the Company must make payments upon achievement of certain development milestones of up to €100,000 (€90,000 paid).

Should Therapeomic’s work under this Agreement result in one or more inventions, which will be patented by the Company, the Company agrees to pay € 300,000 in two payments to Therapeomic upon achievement of certain product development milestones.

On August 17, 2006, the agreement was amended to include two additional milestones for a total additional cost of €30,000. Should Therapeomic’s work under this amended agreement lead to patentable inventions, the Company agrees to pay € 550,000 to Therapeomic upon achievement of certain product development milestones.

e)

Effective June 30, 2006, the Company entered into an agreement with DeBondo Capital Inc. (“DeBondo”), an unrelated party, to assist in listing the Company on the NASD Over-the-Counter Bulletin Board (“OTCBB”) in the United States. Under this agreement, the Company is required to pay the following fees to DeBondo:

		I.	Cash fee
A total of €500,000 payable in four instalments upon achievement of certain milestones ($276,421 [€220,000] paid)

		II.	Equity fee

The right to purchase 3,925,000 shares in the common stock of ImVisioN at a price of $0.001 per share, subject to the execution by DeBondo and each nominee of a restricted stock purchase agreement. In addition, the issuance to DeBondo or its nominees the option to buy that number of shares in the common stock of ImVisioN, or securities convertible into shares in the common stock of ImVisioN, representing up to 9% of the total number of shares in the common stock of ImVisioN outstanding on the date of listing of ImVisioN’s shares on the OTCBB. The option price for these shares varies from $0.125 to $0.375 per share.

As part of the agreement, the Company also agrees to commit to a marketing plan (IR program) with a budget of at least $800,000 during the first year after the listing. If a listing is not obtainable, no Equity fee is due and DeBondo shall only charge for time and material and return the balance of any Cash Fee paid. Consequently DeBondo agrees that should a listing not be obtainable, any shares issued to DeBondo would be returned to the treasury of ImVisioN.

5.	Capital Stock

a)

All share information presented in these financial statements relating to share transactions taking place prior to June 30, 2006 has been, for clarity, restated to reflect the 20,400,000 shares issued on June 30, 2006 to acquire all the outstanding capital of ImVisioN GmbH (Note 1).

5. Capital Stock – Continued

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

b)

On June 30, 2006, prior to acquisition of ImVisioN GmbH, the Company completed a private placement of 7,575,000 shares of common stock at a price of $0.001 per share for proceeds of $7,575. Concurrent with these purchases, the Company entered into separate agreements with certain shareholders whereby each shareholder agreed that the shares acquired by each of them for a purchase price of $0.001 per share may be repurchased by the Company at a price of $0.001 per share in the event that the Company’s common stock does not become eligible for trading on the OTC Bulletin Board by March 31, 2007.

	c)	During the period, the Company received cash capital contributions of $2,183,803 (December 31, 2005 - $1,261,740).

	d)	There were no warrants or stock options granted during the current period and none were outstanding as at June 30, 2006.

6.	Related Party Balances and Transactions

a)

By employment agreement dated April 1, 2005, the Company agreed to pay an Officer a salary of €150,000 per year. The term of this agreement is three years and is subject to expire on March 31, 2008. During the period, $92,225 [€75.000] (2005 - $47,273 [€37.500]) was paid to the Officer.

b)

By employment agreement dated April 1, 2005, the Company agreed to pay an Officer a salary of €120,000 per year. The term of this agreement is three years and is subject to expire on March 31, 2008. During the period, $73,780 [€60.000] (2005 - $37,818 [€30.000]) was paid to the Officer.

7.	Income Taxes

The Company has incurred non-capital losses for German tax purposes of approximately $2,712,657 (€2,107,081), which may be carried forward indefinitely and used to reduce taxable income of future years. The Company also has accumulated non-capital losses for U.S. federal income tax purposes of approximately $45,710, which may be carried forward until 2026 and used to reduce taxable income of future years.

Details of future income tax assets:

	June 30,	December 31,
Future income tax assets:	2006	2005
Non-capital tax loss	$2,758,367	$1,279,625
Effective combined U.S. and German
corporate tax rates	40.05%	40.15%
Future income tax assets	$1,104,726	$513,769
Valuation allowance	(1,104,726)	(513,769)
	$-	$-

ImVisioN Therapeutics Inc.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements
June 30, 2006
US Funds
(Unaudited)

7.	Income Taxes – Continued

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets.

8.	Non-Cash Transactions

The following is a schedule of non-cash investing and financing transactions:

			Cumulative
		From	From
	For the	Inception	Inception
	Six Months	(January 28,	(January 28,
	Ended	2005) to	2005) to
	June 30,	June 30,	June 30,
	2006	2005	2006
Shares issued for acquisition of ImVisioN
GmbH	$(38,135)	$-	$(38,135)

Acquisition of accrued liabilities of ImVisioN
Therapeutics Inc.	$45,530	$-	$45,530
Patents contributed by BioVisioN	$-	$678,090	$678,090

9.	Subsequent Events

a)

By agreement dated July 12, 2006, the Company engaged RCC Ltd. to conduct certain preclinical experiments for a total of € 36,120 of which 50% is payable upon start (paid), 40% on delivery of the draft report and 10% on delivery of final report.

	b)	On August 18, 2006, the Company completed a private placement of 8,000,000 shares of common stock at a price of $0.25 per share for proceeds of $2,000,000.

	c)	On August 21, 2006, the Company announced an offering of up to 10,000,000 shares of its common stock at a price of $0.75 per share for proceeds of $7,500,000.

IMVISION GMBH

(A Development Stage Entity)

FINANCIAL STATEMENTS

December 31, 2005

US FUNDS

Report of Independent Registered Public Accounting Firm

To the Owner of ImVisioN GmbH:

We have audited the accompanying balance sheet of ImVisioN GmbH (the “Company”) as at December 31, 2005 and the related statement of changes in member’s deficiency, operations, and cash flows for the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005, and the results of its operations and its cash flows for the period ended December 31, 2005, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations, had suffered losses from operations and has total liabilities that exceed total assets. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Staley, Okada & Partners”

Vancouver, B.C., Canada	STALEY, OKADA & PARTNERS
August 5, 2006, except as to Note 8(d), which is as at August 25, 2006	CHARTERED ACCOUNTANTS

ImVisioN GmbH	Statement 1
(A Development Stage Entity)
Balance Sheet
US Funds

December 31,
ASSETS	2005
Current
Cash	$106,621
Receivables	53,393
Prepayments	33,754
$193,768

LIABILITIES
Current
Accounts payable	$186,126
Accrued liabilities	39,815
225,941
Going Concern (Note 1)

MEMBER’S DEFICIENCY
Capital – Statement 2 (Note 5)	$1,261,740
Contributed Surplus – Statement 2	678,090
Accumulated Comprehensive Income – Statement 2	11,544
Deficit – Accumulated during the development stage - Statement 2	(1,983,547)
(32,173)
$193,768

- See Accompanying Notes -

ImVisioN GmbH	Statement 2
(A Development Stage Entity)
Statement of Changes in Member’s Deficiency
US Funds

			Deficit
			Accumulated
			During the	Accumulated
		Contributed	Development	Comprehensive	Total
	Capital	Surplus	Stage	Income	Deficiency

Balance – Date of Inception	$32,593	$-	$-	$-	$32,593
Capital contribution – May 2, 2005	308,616	-	-	-	308,616
Capital contribution – May 31, 2005	99,792	-	-	-	99,792
Capital contribution – July 1, 2005	157,352	-	-	-	157,352
Capital contribution – July 29, 2005	145,668	-	-	-	145,668
Capital contribution – August 29, 2005	122,850	-	-	-	122,850
Capital contribution – September 29, 2005	36,120	-	-	-	36,120
Capital contribution – October 28, 2005	206,363	-	-	-	206,363
Capital contribution – November 30, 2005	152,386	-	-	-	152,386
Acquisition of patents (Note 3)	-	678,090	-	-	678,090
Loss for the period	-	-	(1,983,547)	-	(1,983,547)
Foreign currency translation adjustment	-	-	-	11,544	11,544

Balance - December 31, 2005	$1,261,740	$678,090	$(1,983,547)	$11,544	$(32,173)

- See Accompanying Notes -

ImVisioN GmbH	Statement 3
(A Development Stage Entity)
Statement of Operations
US Funds

Cumulative
From
Inception
(January 28,
2005) to
December 31,
2005

General and Administrative Expenses
Administration fees (Note 4(b))	$105,379
Office and general	39,250
Patent costs	73,024
Professional fees	87,675
Research and development	645,389
Salaries and benefits	280,000
Travel	48,908
Write-down of patents (Note 3)	703,922
Total General and Administrative Expenses	$1,983,547

Loss for the Period	$(1,983,547)

Comprehensive Loss
Loss for the period	$(1,983,547)
Foreign currency translation adjustment	11,544

Comprehensive Loss for the Period	$(1,972,003)

- See Accompanying Notes -

ImVisioN GmbH	Statement 4
(A Development Stage Entity)
Statement of Cash Flows
US Funds

Cumulative
From
Inception
(January 28,
2005) to
December 31,
2005
Operating
Loss for the period	$(1,983,547)
Items not involving an outlay of cash:
Write-down of patents	703,922
Changes in non-cash working capital items:
Receivables	(53,393)
Prepayments	(33,754)
Accounts payable	186,126
Accrued liabilities	39,815
(1,140,831)

Investing
Acquisition of patents	(25,832)
(25,832)

Financing
Cash capital contributions	1,261,740
1,261,740

Effect of exchange rate changes on cash	11,544

Net Increase in Cash	106,621
Cash - Beginning of period	-
Cash - End of Period	$106,621

Income Taxes Paid	$-
Interest Paid	$-

Refer to Note 9 of the accompanying notes to the financial statements for a schedule of non-cash transactions.

- See Accompanying Notes -

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

1.	Organization and Going Concern

Organization

ImVisioN GmbH (“ImVisioN” or “the Company”) is a limited liability company that focuses on the development of novel immunotherapeutics based on its proprietary MAT (Modular-Antigen- Transporter) technology platform to treat allergic diseases.

ImVisioN was registered on January 28, 2005 and was fully owned by BioVisioN AG (“BioVisioN”). In April 2005, Nextech Venture LP (“Nextech”), a Swiss venture capital firm, acquired all the equity of the Company from BioVisioN and became its sole owner.

Going Concern and Liquidity Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. For the period ended December 31, 2005, the Company has a loss from operations and an accumulated deficit of $1,983,547 and has incurred an accumulated operating cash flow deficit of $1,140,831 since inception. The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the following year.

Thereafter, the Company will be required to seek additional funds, either through sales and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. In response to these conditions, management intends to raise additional funds through future private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

	a)	Fiscal Period

The Company’s fiscal year ends on December 31.

	b)	Risks and Uncertainties

The Company operates in an emerging industry that is subject to market acceptance and technological change. The Company's operations are subject to significant risks and uncertainties, including financial, operational, technological and other risks associated with operating an emerging business, including the potential risk of business failure.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

2.	Significant Accounting Policies – Continued

	c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates and assumptions.

	d)	Development Stage

The Company is in the development stage as defined by Financial Accounting Standards No. 7. ImVisioN is devoting substantially all of its present efforts to establish a new business. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

	e)	Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less from the date of purchase.

	f)	Long Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting period. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

2.	Significant Accounting Policies – Continued

	g)	Revenue Recognition

Revenues are recognized when all of the following criteria have been met: persuasive evidence for an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collection is reasonably assured. Revenue derived from the sale of services is initially recorded as deferred revenue on the balance sheet. The amount is recognized as income over the term of the contract.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent. Payment terms vary by contract.

	h)	Foreign Currency Translations

The Company’s functional currency is Euros. The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

		i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date
		ii)	Non-monetary assets and liabilities, and equity at historical rates, and
		iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Translation of balances from the functional currency into the reporting currency is conducted as follows:

		i)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
		ii)	Equity at historical rates, and
		iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of member’s equity (deficiency) as a component of comprehensive income or loss.

	i)	Advertising

The Company expenses the cost of advertising when incurred. Advertising expenses are included in general and administrative expenses in the accompanying statements of operations.

	j)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, and accounts payable. Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

2.	Significant Accounting Policies – Continued

	k)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

	l)	Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during any of the reported fiscal periods.

	m)	Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with our third-party collaboration efforts. Pre-approval milestone payments made by us to third parties under contracted R&D arrangements are expensed when the specific milestone has been achieved. Once the product receives regulatory approval, we record any subsequent milestone payments in Identifiable intangible assets, less accumulated amortization and amortize them evenly over the remaining agreement term or the expected product life cycle, whichever is shorter. We have no third-party R&D arrangements that result in the recognition of revenue.

	n)	Recent Accounting Standards

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 156, Accounting for Servicing of Financial Assets (“SFAS 156”), which amends FASB 140. SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006. The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said FAS 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

2.	Significant Accounting Policies – Continued

	n)	Recently Adopted Accounting Standards – Continued

that are freestanding derivatives or hybrid financial instruments containing embedded derivatives. The adoption of SFAS 155 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements – an amendment of APB Opinion No. 28.” SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period- specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the provisions of SFAS 154 will have a significant impact on its results of operations.

In December 2005, the FASB issued SFAS 153, “Exchanges of Non-Monetary Assets”, an amendment of APB 29. This statement amends APB 29, which is based on the principle that exchanges of non-monetary assets should be measured at the fair value of the assets exchanged with certain exceptions. SFAS 153 eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning on or after June 15, 2005. The Company does not expect the provisions of SFAS 153 will have a significant impact on its results of operations.

In November 2005, the FASB issued SFAS No.151, “Inventory Costs, an amendment of ARB No.43, Chapter 4”. This statement is effective for fiscal years beginning after June 15, 2005, therefore it will become effective for the Company beginning January 1, 2006. This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in overhead. In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

3.	Patents

	a)	Details are as follows:

December 31,
Patent Costs:	2005
BioVisioN	$678,090
Productomics AG	25,832
703,922
Write-down of patent costs	(703,922)
$-

b)

By agreement dated March 31, 2005, the Company acquired the contractual rights and related know-how of certain patents from BioVisioN, its former parent, for a nominal value. Concurrently, BioVisioN sold the Company to Nextech for $710,380 (€550,000). The Company had $32,290 (€25,000) in cash and no liabilities at the time of the sale. Therefore, $678,090 (€525,000) has been imputed to the contractual rights and patents with the offsetting entry to contributed surplus. This amount was expensed, as the technical feasibility of the product(s) has not yet been reached.

The Company is required to pay royalties to BioVisioN on product sales and out-licensing or sale of product rights.

c)

By agreement dated March 31, 2005, the Company obtained the right to acquire certain patents from Productomics AG (“Productomics”). As consideration, the Company paid $25,832 (€20,000) and must make future payments upon achievement of certain development milestones of up to €820,000. This amount was expensed, as the technical feasibility of the product(s) has not yet been reached.

The Company is required to pay royalties to Productomics on net product sales.

The Company grants Productomics an exclusive license worldwide for the exclusive use of the contractual rights in the field of diagnosis, with no further payment obligations of Productomics to the Company. Productomics is entitled to grant sublicenses to 3rd parties, for the exclusive use of the contractual scope in the field of diagnosis.

In case of default, both parties shall be subject to a contractual penalty in favor of the other party amounting to € 50,000 per case.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

4.	Agreements

a)

By agreement dated August 8, 2005, the Company engaged Strathmann Biotec AG (“Strathmann”) to develop and manufacture certain clinical grade material. As consideration, the Company must make payments upon achievement of certain development milestones of up to €718,000 (€477,000 has been paid to date).

The agreement can be terminated by the Company for any reason upon 2 months prior written notice and the payment of an indemnification fee of € 60,000.

b)

During the period, the Company signed an agreement with Digilab BioVisioN GmbH (“DBVN”) for office space and other administration services. The Company is required to pay DBVN € 8,500 per month plus variable costs for additional services. In return for remuneration (by ImVisioN), DBVN is obligated to:

Supply premises Supply personnel Provide services within the area of Information Technology Provide other services to be agreed upon
The agreement came into force with retrospective effect from February 1, 2006 and is terminable with three month’s notice to the end of a quarter. The agreement does not have a specified end date.

c)

During the period, the Company signed a research collaboration agreement with the University of Zürich. The purpose of this agreement is to conduct a research project “Preclinical assessment of an immunotherapy preparation against cat hair-induced allergy (IVN 201), tested on various animals.” The Company is required to pay the University of Zürich a total amount of CHF 27,099 (exclusive of VAT) upon achievement of certain development milestones (CHF 20,331 has been paid to date).

This agreement may be terminated by either party only in case of serious breaches of the contractual clauses, subject to one month’s notice after the end of a calendar month.

5.	Capital

	a)	During the year, the Company received cash capital contributions of $1,261,740 (€1,025,000), of which $32,593 (€25,000) was contributed at the date of inception.

	b)	There were no warrants or stock options granted during the current period and none were outstanding as at December 31, 2005.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

6.	Related Party Balances and Transactions

a)

By employment agreement dated April 1, 2005, the Company agreed to pay an Officer a salary of €150,000 per year. The term of this agreement is three years and is subject to expire on March 31, 2008. During the period, $139,472 (€112,500) was paid to the Officer.

b)

By employment agreement dated April 1, 2005, the Company agreed to pay an Officer a salary of €120,000 per year. The term of this agreement is three years and is subject to expire on March 31, 2008. During the period, $111,578 (€90,000) was paid to the Officer.

7.	Income Taxes

The Company has incurred non-capital losses for German tax purposes of approximately $1,279,625 (€1,032,164), which may be carried forward indefinitely and used to reduce taxable income of future years.

Details of future income tax assets:

December 31,
Future income tax assets:	2005
Non-capital tax loss	$513,769
Valuation allowance	(513,769)
$-

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets.

8.	Subsequent Events

a)

On June 30, 2006, the owner of the Company, Nextech, signed an agreement with ImVisioN Therapeutics Inc. (“ImVisioN USA”), a Nevada corporation, to sell its ownership rights to the Company to ImVisioN USA. The purchase price amounts to $4,228,920 (€3,330,000), which will be paid by ImVisioN USA via the issuance of shares. Per the agreement, Nextech will also subscribe for 20,400,000 newly issued shares of common stock of ImVisioN USA with a nominal value of $0.001 each for a subscription and issue price of $0.2073 each. ImVisioN USA will be the sole owner of the Company once the transaction is completed. Since ImVisioN USA is not a business, this transaction is treated as a recapitalization of the Company.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

8.	Subsequent Events – Continued

	b)	By agreement dated February 8, 2006, the Company obtained the right to acquire certain patents from MannKind Corporation (“MannKind”). As consideration, the Company must make the following payments:

Payments
(US Dollars)
Upfront fee (paid subsequent to year-end)	$100,000

License Maintenance Fees:

On or before February 8, 2007	$10,000
On or before February 8, 2008	$20,000
On or before February 8, 2009	$30,000
Each subsequent anniversary during the term*	$50,000

*The term of this agreement shall commence on the date of the agreement and continue until the expiration of the last royalty term for any product with respect to which the Company has a license.

The Company must make payments upon achievement of certain development milestones of up to $387,500.

The Company is required to pay royalties to MannKind on net product sales and on certain sublicense income.

The agreement can be terminated by the Company for any reason upon 90 days prior written notice.

c)

By agreement dated March 24, 2006, the Company engaged Therapeomic Inc. (“Therapeomic”) to collaborate on the development of a Proof-of-Concept (“POC”) Formulation. As consideration, the Company must make payments upon achievement of certain development milestones of up to €100,000 (€90,000 was paid subsequent to year-end).

Should Therapeomic’s work under this Agreement result in one or more inventions, which will be patented by the Company, the Company agrees to pay € 300,000 in two payments to Therapeomic upon achievement of certain product development milestones.

ImVisioN GmbH
(A Development Stage Entity)
Notes to Financial Statements
For the 337 days ending December 31, 2005
US Funds

8.	Subsequent Events – Continued

d)

d) On June 12, 2006, the Company signed an agreement with DeBondo Capital Inc. (“DeBondo”) to assist in listing the Company on the NASD Over-the-Counter Bulletin Board (“OTCBB”) in the United States. Under this agreement, the Company is required to pay the following fees to DeBondo:

		I.	Cash fee
A total of €500,000 payable in three instalments upon achievement of certain milestones (€220,000 was paid subsequent to year-end)

		II.	Equity fee

  The right to purchase 3,925,000 shares in the common stock of ImVisioN USA at a price of $0.001 per share, subject to the execution by DeBondo and each nominee of a restricted stock purchase agreement. In addition, the issuance to DeBondo or its nominees the option to buy that number of shares in the common stock of ImVisioN USA, or securities convertible into shares in the common stock of ImVisioN USA, representing up to 9% of the total number of shares in the common stock of ImVisioN USA outstanding on the date of listing of ImVisioN USA’s shares on the OTCBB. The option price for these shares varies from $0.125 to $0.375 per share.

As part of the agreement, the Company also agrees to commit to a marketing plan (IR program) with a budget of at least $800,000 during the first year after the listing. If a listing is not obtainable, no Equity fee is due and DeBondo shall only charge for time and material and return the balance of any Cash Fee paid. Consequently DeBondo agrees that should a listing not be obtainable, any shares issued to DeBondo would be returned to the treasury of ImVisioN USA.

	e)	Subsequent to year-end, the Company received cash capital contributions totalling €1,780,000 from Nextech.

9.	Non-Cash Transactions

The following is a schedule of non-cash investing and financing transactions:

Cumulative
From
Inception
(January 28,
2005) to
December 31,
2005

Patents contributed by BioVisioN	$678,090

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”), our articles of incorporation and our bylaws. The following provides a summary of the indemnification provisions relating to our officers and directors set forth in the NRS, our articles of incorporation and our bylaws:

NEVADA REVISED STATUTES

Section 78.7502 of the NRS provides as follows:

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides as follows:

1.           Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;

(b)           By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)           If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)           If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

3.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)           Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

OUR ARTICLES OF INCORPORATION

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS. Our articles of incorporation further provide that we will, from time to time, reimburse or advance to any director or officer the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any civil or criminal action, suit or proceeding for which the Corporation may be required to indemnify the director or officer pursuant to NRS 78.7502, which expenses will be paid as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision of a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Corporation.

OUR BYLAWS

Our bylaws provide as follows:

          (a)           we may indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses that he or she incurs in connection with such proceeding; provided that such indemnification may only be made if the Indemnitee is not liable under Section 78.138 of Chapter 78 of the Nevada Revised Statutes or is determined to have acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation (and with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful);

          (b)           to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a), or in defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses actually incurred in connection with the defense;

          (c)           we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses; and

          (d)           any discretionary indemnification pursuant to subsection (a), unless ordered by a court or advanced pursuant to subsection (c), may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the proceeding cannot be obtained, by independent legal counsel in a written opinion.

OPINION OF THE SECURITIES AND EXCHANGE COMMISSION

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by ImVisioN Therapeutics in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$1,960
Accounting fees and expenses	$30,000
Legal fees and expenses	$60,000
Transfer agent and registrar fees	$2,000
Fees and expenses for qualification under state securities laws	$5,000
Miscellaneous	$1,040
Total	$100,000

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling shareholders to broker-dealers in connection with the sale of their shares.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 7,575,000 shares of our common stock at a price of $0.001 per share to an aggregate of nine purchasers on June 30, 2006, for total proceeds of $7,575. Of these shares, 1,300,000 shares were purchased by Dr. Martin Steiner, our chief executive officer and a director, and 1,300,000 shares were purchased by Dr. Horst Rose, our chief operating officer and a director. We completed this offering pursuant to Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the subscribers. The 7,575,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Of these shares, we have the right to re-purchase 3,925,000 shares at a price of $0.001 in the event that our shares are not eligible for trading on the OTC Bulletin Board by March 31, 2007.

We completed an offering of 20,400,000 shares of our common stock at a deemed aggregate price of $4,228,920 to Nextech Venture LP for the purchase of all of the outstanding capital of ImVisioN GmbH. We completed this offering pursuant to Section 4(2) of the Securities Act. Nextech Venture represented that it is an “accredited investor” within the meaning of Rule 501 of Regulation D and its intention to acquire the securities for investment only and not with a view toward distribution. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. Piggyback registration rights were granted to Nextech Venture LP in the share purchase agreement entered into between us and Nextech Venture for the acquisition of ImVisioN GmbH. The 7,575,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

We completed an offering of 8,000,000 shares of our common stock at a price of $0.25 per share to a total of fifty-four purchasers on August 21, 2006. The total proceeds from this offering were $2,000,000. We completed this offering pursuant to Rule 903 of Regulation S of the Securities Act to non-U.S. purchasers. Each sale of shares to was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person, (ii) the investor was outside of the United States at the time the offer to purchase the shares was made; (iii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States; (iv) we did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Appropriate legends have been affixed to the stock certificate issued to each purchaser confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27. EXHIBITS.

Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation (1)

3.2	By-Laws (1)

4.1	Form of Subscription Agreement for Company Offering (1)

5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered (1)

10.1	Equity Share Purchase Agreement dated June 30, 2006 between ImVisioN Therapeutics Inc., ImVisioN GmbH and Nextech Venture LP (1)

10.2	Employment Agreement between ImVisioN GmbH and Martin Steiner dated March 30, 2005 (1)

10.3	Employment Agreement between ImVisioN GmbH and Horst Rose dated March 30, 2005 (1)

10.4	Patent and Know-How Purchase agreement between BioVisioN and ImVisioN GmbH dated March 31, 2005 (1), (2)

10.5	Patent Purchase and Backlicense Agreement between ImVisioN GmbH and Productomics AG dated March 31, 2005 (1), (2)

10.6	Master Services Agreement between ImVisioN GmbH and Institut für Klinische Forschung und Entwicklung (IKFE) dated May 2, 2005 (1)

Exhibit
Number	Description of Exhibit

10.7	Strain Development, Process Development and Manufacturing Agreement between ImVisioN GmbH and Strathmann Biotech AG dated August 2005 (1)

10.8	Services Agreement between Digilab BioVisioN GmbH and ImVisioN GmbH dated effective February 1, 2006 (1)

10.9	Exclusive License Agreement between ImVisioN GmbH and MannKind Corporation dated February 8, 2006 (1), (2)

10.10	Agreement between DeBondo Capital Limited and Imvision Therapeutics Inc. dated June 30, 2006 (1)

10.11	Form of Subscription Agreement for the June 30, 2006 Offering of Shares (1)

10.12	Form of Restricted Stock Purchase Agreement (1)

10.13	Form of Subscription Agreement for the Regulation S Offering of Shares at a price of $0.25 per Share (1)

10.14	Amendment to Employment Agreement between ImVisioN GmbH and Dr. Martin Steiner dated August 17, 2006 (1)

10.15	Amendment to Employment Agreement between ImVisioN GmbH and Prof. Dr. Horst Rose dated August 17, 2006 (1)

23.1	Consent of Independent Auditors (1)

23.2	Consent of Counsel (Included in Exhibit 5.1)

24.1	Power of Attorney (Included on the signature page of this registration statement)

(1)	Filed as an exhibit to this Form SB-2 Registration Statement

(2)

Portions of this Agreement relating to milestone payments and royalty amounts have been omitted pursuant to a request for confidential treatment submitted by ImVisioN to the Securities and Exchange Commission under Rule 406 of Regulation C of the Securities Act of 1933.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)           To include any additional or changed material information with respect to the plan of distribution.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.           That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a Company Offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)          Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Munich, Germany on August 30, 2006.

IMVISION THERAPEUTICS INC.

By:	/s/ Martin Steiner
Martin Steiner
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Martin Steiner, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President, Chief Executive Officer, Chief
/s/ Martin Steiner	Financial Officer, Principal Accounting and	August 30, 2006
Martin Steiner	Director

/s/ Horst Rose	Chief Operating Officer and Director	August 30, 2006
Horst Rose

/s/ Sven Rohmann	Director	August 30, 2006
Sven Rohmann